As filed with the Securities and Exchange Commission on December 28, 2016
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMMUNOCELLULAR THERAPEUTICS, LTD.
(Exact name of registrant as specified in its charter)

Delaware	2834	93-1301885
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
23622 Calabasas Road, Suite 300
Calabasas, California 91302
(818) 264-2300
(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Anthony Gringeri, Ph.D.
ImmunoCellular Therapeutics, Ltd.
23622 Calabasas Road, Suite 300
Calabasas, California 91302
(818) 264-2300
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Glen Y. Sato John T. McKenna Carlton Fleming Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Barry I. Grossman Sarah E. Williams Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

__________________________________________________________________________________________
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units, each consisting of share of common stock, par value $0.0001 per share ("Common Stock") and warrant ("Warrant") to purchase one share of Common Stock ("Units")	$20,000,000
Non-transferable Rights to purchase Units(2)	—	—
Common Stock, par value $0.0001 per share included as part of the Units(3)	Included with Units above	—
Base warrants to purchase shares of Common Stock included as part of the Units(3)	Included with Units above	—
Common Stock issuable upon exercise of the base warrants included in the Units(4)
Pre-funded warrants in lieu of Common Stock included in Units(3)	Included with Units above	—
Common Stock issuable upon exercise of Pre-funded warrants(3)(4)	Included with Units above	—
Total:	$20,000,000	$2,318

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (Securities Act).
(2)	Non-transferable Rights to subscribe for Units are being issued without consideration.
(3)
Pursuant to Rule 457(i) of and existing interpretations under the Securities Act, no separate registration fee is required for the Common Stock and base warrants because the Common Stock and base warrants are being registered at the same time as the Units.

(4)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus
SUBJECT TO COMPLETION, DATED DECEMBER 27, 2016

Subscription Rights to Purchase Up to Units
Consisting of an Aggregate of Up to Shares of Common Stock,
Pre-Funded Warrants to Purchase Shares of Common Stock
and Base Warrants to Purchase Shares of Common Stock
at a Subscription Price of $ Per Unit
We are distributing to holders of our common stock and to holders of certain of our outstanding warrants who are entitled to participate in this offering, at no charge, non-transferable Subscription Rights to purchase units. Each unit, which we refer to as a Unit, consists of one share of common stock and       of a related base warrant representing the right to purchase one share of common stock. We refer to the offering that is the subject of this prospectus as the Rights Offering.
In the Rights Offering, you will receive subscription right(s) for each share of common stock or each share of common stock underlying our participating warrants owned at 5:00 PM Eastern Time, on , 2017, the record date of the Rights Offering, or the Record Date. The common stock and the base warrants comprising the Units will separate upon the effectiveness of the exercise of the rights and will be issued as separate securities, and the Units will not trade as a separate security. The Subscription Rights will not be tradable.
Each subscription right will entitle you to purchase one Unit, which we refer to as the Basic Subscription Right, at a subscription price per Unit of between $ and $ , which we refer to as the Subscription Price. The exact Subscription Price per Unit will be determined by our board of directors or pricing committee prior to the effectiveness of the registration statement of which this prospectus is a part. The base warrants entitle the holder to purchase one share of common stock at an exercise price of $ per share, % of the per Unit price, from the date of issuance through its expiration on , 2022. If you exercise your Basic Subscription Rights in full and other shareholders or participating warrant holders do not, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed Units at the Subscription Price, subject to proration, which we refer to as the Over-Subscription Privilege. Each subscription right consists of a Basic Subscription Right and an Over-Subscription Privilege, which we refer to as the Subscription Right.
For certain investors whose subscriptions may result in the purchaser beneficially owning more than 4.99% of our outstanding common stock, such investors may elect to receive in the Rights Offering, in lieu of shares of common stock, certain pre-funded warrants to purchase the same amount of shares of common stock. If you do not wish to exceed the ownership threshold, you may elect to receive a pre-funded warrant in lieu of any share of common stock underlying the Units for which you have subscribed. You will not be eligible to elect to receive pre-funded warrants, except to the extent that your beneficial ownership could exceed 4.99% of the shares of common stock outstanding following the consummation of the Rights Offering. Each pre-funded warrant will have an exercise price of $ , and the subscription price per Unit for any such electing investors will be reduced to $ (which equals the Subscription Price for the other Units sold in the Rights Offering, less the $ exercise price for each pre-funded warrant). The pre-funded warrants do not confer upon the holder any voting or any other rights of a shareholder of the Company.
This prospectus also relates to the offering of the shares of common stock issuable upon exercise of these pre-funded warrants.
The Subscription Rights will expire if they are not exercised by 5:00 PM Eastern Time, on , 2017. We may extend the Rights Offering for additional periods in our sole discretion. Once made, all exercises of Subscription Rights are irrevocable.
The Rights Offering is being conducted on a best-efforts basis. There is no minimum amount of proceeds necessary in order for us to close the Rights Offering. While none of our directors or executive officers has entered into any binding commitment or agreement to exercise Subscription Rights received in the Rights Offering, our directors and executive officers have indicated interests in subscribing for up to an aggregate of $ million in the Rights Offering, subject to potential proration.
We have engaged Maxim Group LLC to act as dealer-manager in the Rights Offering.
Investing in our securities involves a high degree of risk. See the section entitled "Risk Factors" beginning on page 19 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.
Computershare Trust Company, N.A. will serve as the Subscription Agent for the Rights Offering. The Subscription Agent will hold the funds we receive from subscribers until we complete, abandon or terminate the Rights Offering. If you want to participate in this Rights Offering and you are the record holder of your shares or participating warrants, we recommend that you submit your subscription documents to the Subscription Agent well before the deadline. If you want to participate in this Rights Offering and you hold shares through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank, or other nominee. For a more detailed discussion, see “Description of the Rights Offering—The Subscription Rights."
Our board of directors reserves the right to terminate the Rights Offering for any reason any time before the completion of the Rights Offering. If we terminate the Rights Offering, all subscription payments received will be returned as soon as practicable, without interest or penalty.
Our common stock is listed on the NYSE MKT under the symbol “IMUC.” The last reported sale price of our common stock on December 23, 2016 was $2.22 per share. We have applied to list the base warrants on the NYSE MKT following their issuance under the symbol “IMUC.WS.B.” No assurance can be given that our application will be approved. We do not intend to apply for the listing of the pre-funded warrants on any national securities exchange. Without an active trading market, the liquidity of the base warrants and the pre-funded warrants will be limited.

		Per Unit	Total(2)
Subscription price	$
Dealer-Manager fees and expenses(1)	$
Proceeds, before expenses, to us	$

(1)
In connection with this Rights Offering, we have agreed to pay to the dealer-manager a cash fee equal to 7.0% of the dollar amount of the Units sold to holders of subscription rights, excluding any Units sold to our directors, officers or their affiliates. We will provide to the dealer-manager upon completion of the Rights Offering a non-accountable expense allowance of $60,000. We advanced $30,000 against out-of-pocket accountable expenses to Maxim Group LLC upon its engagement as a dealer-manager. See "Plan of Distribution."

(2)	Assumes the Rights Offering is fully subscribed, but excludes proceeds from the exercise of base warrants included within the Units.

 Our board of directors is making no recommendation regarding your exercise of the Subscription Rights. You should carefully consider whether to exercise your Subscription Rights before the expiration date. You may not revoke or revise any exercises of Subscription Rights once made unless we terminate the Rights Offering.
 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Dealer-Manager
Maxim Group LLC
The date of this prospectus is , 2017.

We and the dealer-manager have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock, pre-funded warrants or base warrants.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission (SEC) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
Neither we nor the dealer-manager has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.
This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

 The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, the Units offered hereby, and our business. We urge you to read this entire prospectus and the documents incorporated by reference into this prospectus.
What is the Rights Offering?
We are distributing, at no charge, to record holders of our common stock and to holders of certain of our outstanding warrants who are entitled to participate in this Rights Offering pursuant to the terms of such warrants, non-transferable Subscription Rights to purchase Units at a price of $ per Unit. The Subscription Rights will not be tradable. Each Unit consists of one share of common stock and of a related base warrant representing the right to purchase one share of common stock at an exercise price of $      per share. Upon the effectiveness of the exercise of the Subscription Rights, the common stock and base warrants will immediately separate and will be issued as separate securities. We intend to apply to list the base warrants on the NYSE MKT under the symbol "IMUC.WS.B." You will receive Subscription Right(s) for each share of common stock or each share of common stock underlying the participating warrants that you owned as of 5:00 PM Eastern Time, on the Record Date. Each Subscription Right entitles the record holder or holder of a participating warrant to a Basic Subscription Right and an Over-Subscription Privilege.
What are the Basic Subscription Rights?
For each whole share you owned or whole share underlying the participating warrants you owned as of the Record Date, you will receive Basic Subscription Right(s). Each Basic Subscription Right gives you the opportunity to purchase one share of our common stock and to receive      of a base warrant to purchase one additional share of our common stock for a price of $ per Unit. For example, if you owned 100 shares of common stock as of the Record Date, you will receive 100 Subscription Rights and will have the right to purchase 100 shares of our common stock and base warrants to purchase one additional share of our common stock for $ per whole Unit (or a total payment of $ ). You may exercise all or a portion of your Basic Subscription Rights or you may choose not to exercise any Basic Subscription Rights at all.
If you are a record holder or a holder of participating warrants, the number of shares you may purchase pursuant to your Basic Subscription Rights is indicated on the enclosed Subscription Rights Statement. If you hold your shares in the name of a broker, dealer, bank, or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a Subscription Rights Statement. Instead, DTC will issue Subscription Right(s) to your nominee record holder for each share of our common stock that you own as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.
What is the Over-Subscription Privilege?
If you exercise your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege to purchase a portion of any Units that the other record holders and participating warrant holders do not purchase through the exercise of their Basic Subscription Rights. You should indicate on your Subscription Rights Statement, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional Units you would like to purchase pursuant to your Over-Subscription Privilege.
If sufficient Units are available, we will seek to honor your Over-Subscription request in full. If Over-Subscription requests exceed the number of Units available, however, we will allocate the available Units pro-rata among the record holders and participating warrant holders exercising the Over-Subscription Privilege in proportion to the number of shares of our common stock each of those record holders owned and the number of shares of our common stock underlying the participating warrants held by each of those warrant holders on the Record Date, relative to the number of shares owned and the number of shares underlying participating warrants held on the Record Date by all record holders and warrant holders exercising the Over-Subscription Privilege. If this pro-rata allocation results in any record holders or warrant holders receiving a greater number of Units than the record holder or warrant holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such record holder or warrant holder will be allocated only that number of Units for which the record holder or warrant holder oversubscribed, and the remaining Units will be allocated among all other record holders and warrant holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. See “Description of the Rights Offering—Limitation on the Purchase of Units" for a description of certain limitations on purchase.
To properly exercise your Over-Subscription Privilege, you must deliver to the Subscription Agent the subscription payment related to your Over-Subscription Privilege before the Rights Offering expires. See “Description of the Rights Offering—The

Subscription Rights—Over-Subscription Privilege." To the extent you properly exercise your Over-Subscription Privilege for an amount of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the Rights Offering, without interest or penalty.
Computershare Trust Company, N.A., our Subscription Agent for the Rights Offering, will determine the Over-Subscription allocation based on the formula described above.
What are the terms of the base warrants?
Each base warrant entitles the holder to purchase one share of common stock at an exercise price of $       per share, from the date of issuance through its expiration on , 2022. The base warrants will be exercisable by paying the exercise price in cash, or, solely during any period when a registration statement for the exercise of the base warrants is not in effect, exercisable on a cashless basis. After the one-year anniversary of issuance, we may redeem the base warrants for $ per base warrant if the volume weighted average price of our common stock is above $ per share, % of the exercise price, for each of 10 consecutive trading days. Subject to certain exceptions, a holder may not exercise any portion of the base warrant to the extent that the holder would beneficially own more than 4.99% of the outstanding common stock after exercise.
What are the terms of the pre-funded warrants?
The pre-funded warrants will only be issued to certain investors whose subscriptions for Units in the Rights Offering may result in the purchaser beneficially owning more than 4.99% of our outstanding common stock following the consummation of the Rights Offering, and who elect to receive pre-funded warrants in lieu of shares of common stock underlying the Units for which the investors have subscribed. You will not be eligible to elect to receive pre-funded warrants, except to the extent that your beneficial ownership could exceed 4.99% of the shares of common stock outstanding following the consummation of the Rights Offering.
Each pre-funded warrant entitles the holder to purchase one share of common stock at an exercise price of $0.01 per share, and the subscription price per Unit for any such electing investors will be reduced to $    (which equals the Subscription Price for the other Units sold in the Rights Offering, less the $0.01 exercise price for each pre-funded warrant). Each pre-funded warrant will be exercisable from the date of issuance through its expiration on , 2022. The pre-funded warrants will be exercisable by paying the exercise price in cash or on a cashless basis in accordance with the terms of the pre-funded warrants. The pre-funded warrants will not be listed for trading on any stock exchange or market. The pre-funded warrants do not confer upon the holder any voting or any other rights of a shareholder of the Company.
Will fractional shares be issued upon exercise of Subscription Rights or upon the exercise of base warrants?
No. We will not issue fractional shares of common stock in the Rights Offering. Rights holders will only be entitled to purchase a number of Units representing a whole number of shares of common stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Any excess subscription payments received by the Subscription Agent will be returned as soon as practicable after expiration of the Rights Offering, without interest or penalty. Similarly, no fractional shares of common stock will be issued in connection with the exercise of a base warrant. If, upon exercise of a base warrant, the holder thereof would be entitled to receive a fractional share of common stock, upon exercise, the holder will only be entitled to receive a whole number of shares of common stock, rounded down to the nearest whole number.
What effect will the Rights Offering have on our outstanding common stock?
Based on shares of our common stock outstanding as of          , 2017, along with warrants to purchase shares of common stock, and assuming no other transactions by us involving our common stock prior to the expiration of the Rights Offering, if the Rights Offering is fully subscribed, approximately                shares of our common stock will be issued and outstanding and base warrants to purchase approximately additional shares of our common stock will be outstanding (excluding the currently outstanding warrants). The exact number of shares and base warrants that we will issue in this Rights Offering will depend on the number of Units that are subscribed for in the Rights Offering.
How was the Subscription Price determined?
In determining the Subscription Price, the pricing committee of our board of directors is expected to consider, among other things, the following factors:

•	the current and historical trading prices of our common stock;

•	the price at which shareholders might be willing to participate in the Rights Offering;

•	the value of the base warrant being issued as a component of the Unit;

•	our need for additional capital and liquidity;

•	the cost of capital from other sources; and

•
comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our pricing committee will also review our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our pricing committee believes that the Subscription Price should be designed to provide an incentive to our current shareholders and holders of the participating warrants to participate in the Rights Offering and exercise their Basic Subscription Right and their Over-Subscription Privilege.
The Subscription Price does not necessarily bear any relationship to any established criteria for value. You should not consider the Subscription Price as an indication of actual value of our company or our common stock. We cannot assure you that the market price of our common stock will not decline during or after the Rights Offering. You should obtain a current price quote for our common stock before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Subscription Rights are irrevocable.
Am I required to exercise all of the Basic Subscription Rights I receive in the Rights Offering?
No. You may exercise any number of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights. If you do not exercise any Basic Subscription Rights, the number of shares of our common stock or number of shares underlying our warrants you own will not change. However, if you choose to not exercise your Basic Subscription Rights in full, your proportionate ownership interest in our company will decrease. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to exercise your Over-Subscription Privilege.
How soon must I act to exercise my Subscription Rights?
If you received a Subscription Rights Statement and elect to exercise any or all of your Subscription Rights, the Subscription Agent must receive your completed and signed Subscription Rights Statement and payment for both your Basic Subscription Rights and any Over-Subscription Privilege you elect to exercise, including final clearance of any uncertified check, before the Rights Offering expires on , 2017, at 5:00 PM Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish a deadline before the expiration of the Rights Offering by which you must provide it with your instructions to exercise your Subscription Rights, along with the required subscription payment.
May I transfer my Subscription Rights?
No. The Subscription Rights may be exercised only by the shareholders or participating warrant holders to whom they are distributed, and they may not be sold, transferred, assigned or given away to anyone else, other than by operation of law. As a result, a Subscription Rights Statement may be completed only by the shareholder or participating warrant holder who receives the statement. The Subscription Rights will not be listed for trading on any stock exchange or market.
Will our directors and executive officers participate in the Rights Offering?
To the extent they hold common stock as of the Record Date, our directors and executive officers will be entitled to participate in the Rights Offering on the same terms and conditions applicable to other Rights holders. While none of our directors or executive officers has entered into any binding commitment or agreement to exercise Subscription Rights received in the Rights Offering, our directors and executive officers have indicated interests in subscribing for up to an aggregate of $ million in the Rights Offering, subject to potential proration.
Has the board of directors made a recommendation to shareholders and warrant holders regarding the Rights Offering?
No. Our board of directors is not making a recommendation regarding your exercise of the Subscription Rights. Stockholders and holders of the participating warrants who exercise Subscription Rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the Rights Offering. On , 2017, the closing price of our common stock was $ per share. The market price for our common stock may be above the Subscription Price or may be below the Subscription Price. If you exercise your Subscription Rights, you may not be able to sell the underlying shares of our common stock or base warrants in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in this prospectus. See "Risk Factors" for discussion of some of the risks involved in investing in our securities.
How do I exercise my Subscription Rights?
If you are a shareholder of record (meaning you hold your shares of our common stock in your name and not through a broker, dealer, bank, or other nominee) or a holder of the participating warrants and you wish to participate in the Rights Offering, you must deliver a properly completed and signed Subscription Rights Statement, together with payment of the Subscription Price for both your Basic Subscription Rights and any Over-Subscription Privilege you elect to exercise, to the Subscription Agent before 5:00 PM Eastern Time, on , 2017. If you are exercising your Subscription Rights through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents and payment for the Units subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.
What if my shares are held in "street name"?
If you hold your shares of our common stock in the name of a broker, dealer, bank, or other nominee, then your broker, dealer, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the Subscription Rights on your behalf. Therefore, you will need to have your record holder act for you.
If you wish to participate in this Rights Offering and purchase Units, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank, or other nominee, to notify you of this Rights Offering.
What form of payment is required?
You must timely pay the full Subscription Price for the full number of Units you wish to acquire pursuant to the exercise of Subscription Rights by delivering to the Subscription Agent a:

•	cashier's check drawn on a U.S. bank; or

•	wire transfer.
If you send a payment that is insufficient to purchase the number of Units you requested, or if the number of Units you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received.
When will I receive my new shares of common stock and base warrants?
The Subscription Agent will arrange for the issuance of the common stock and base warrants as soon as practicable after the expiration of the Rights Offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. All shares and base warrants that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares or warrants. If you hold your shares in the name of a broker, dealer, bank, or other nominee, DTC will credit your account with your nominee with the securities you purchase in the Rights Offering.
When will I receive my pre-funded warrants?
If you elect to receive any pre-funded warrants, the Subscription Agent will arrange for the issuance of the pre-funded warrants as soon as practicable after the expiration of the Rights Offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. All pre-funded warrants will be issued in physical form.
After I send in my payment and Subscription Rights Statement to the Subscription Agent, may I cancel my exercise of Subscription Rights?
No. Exercises of Subscription Rights are irrevocable unless the Rights Offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights. You should not exercise your Subscription Rights unless you are certain that you wish to purchase Units at the Subscription Price.
How much will our company receive from the Rights Offering?
Assuming that all Units are sold in the Rights Offering, we estimate that the net proceeds from the Rights Offering will be approximately $ million, based on the Subscription Price of $ per Unit, after deducting fees and expenses payable to the dealer-manager, and after deducting other expenses payable by us and excluding any proceeds received upon exercise of any base warrants issued in the Rights Offering.
Are there risks in exercising my Subscription Rights?
Yes. The exercise of your Subscription Rights involves risks. Exercising your Subscription Rights involves the purchase of additional shares of our common stock and base warrants to purchase common stock and you should consider this investment as carefully as you would consider any other investment. We cannot assure you that the market price of our common stock will exceed the Subscription Price, nor can we assure you that the market price of our common stock will not further decline during or after the Rights Offering. We also cannot assure you that you will be able to sell shares of our common stock or base warrants purchased in the Rights Offering at a price equal to or greater than the Subscription Price. In addition, you should carefully consider the risks described under the heading "Risk Factors" for discussion of some of the risks involved in investing in our securities.
Can the board of directors terminate or extend the Rights Offering?
Yes. Our board of directors may decide to terminate the Rights Offering at any time and for any reason before the expiration of the Rights Offering. We also have the right to extend the Rights Offering for additional periods in our sole discretion. We do not presently intend to extend the Rights Offering. We will notify shareholders and warrant holders if the Rights Offering is terminated or extended by issuing a press release.
If the Rights Offering is not completed or is terminated, will my subscription payment be refunded to me?
Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If we do not complete the Rights Offering, all subscription payments received by the Subscription Agent will be returned as soon as practicable after the termination or expiration of the Rights Offering, without interest or penalty. If you own shares in "street name," it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.
How do I exercise my Rights if I live outside the United States?
The Subscription Agent will hold Subscription Rights Statements for shareholders having addresses outside the United States. To exercise Subscription Rights, foreign shareholders must notify the Subscription Agent and timely follow other procedures described in the section entitled “Description of the Rights Offering—Foreign Shareholders."
What fees or charges apply if I purchase shares in the Rights Offering?
We are not charging any fee or sales commission to issue Subscription Rights to you or to issue shares or base warrants to you if you exercise your Subscription Rights. If you exercise your Subscription Rights through a broker, dealer, custodian bank, or other nominee, you are responsible for paying any fees your broker, dealer, bank, or other nominee may charge you.
What are the U.S. federal income tax consequences of exercising my Subscription Rights?
For U.S. federal income tax purposes, we do not believe you should recognize income or loss in connection with the receipt or exercise of Subscription Rights in the Rights Offering. You should consult your tax advisor as to the tax consequences of the Rights Offering in light of your particular circumstances. For a more detailed discussion, see "Material U.S. Federal Income Tax Consequences."
To whom should I send my forms and payment?
If your shares are held in the name of a broker, dealer, bank, or other nominee, then you should send your subscription documents and subscription payment to that broker, dealer, bank, or other nominee. If you are the record holder or a holder of participating warrants, then you should send your Subscription Rights Statement and payment of your subscription price to the Subscription Agent by first class mail or courier service to:
By Mail:
Computershare Trust Company, N.A.
Attn Corporate Actions
P.O. Box 43011
Providence RI 02940-3011

By Overnight Courier:
Computershare Trust Company, N.A.
Attn Corporate Actions
250 Royall Street – Suite V
Canton MA 02021
You or, if applicable, your nominee are solely responsible for completing delivery to the Subscription Agent of your subscription documents, Subscription Rights Statement and payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent before the expiration of the Rights Offering at 5:00 PM Eastern Time on , 2017.

Whom should I contact if I have other questions?
If you have other questions or need assistance, please contact the dealer-manager for the Rights Offering:
Maxim Group LLC
405 Lexington Avenue
New York, New York 10174
Attention Syndicate Department
Email: syndicate@maximgrp.com
Telephone: (212) 895-3745
Who is the dealer-manager?
Maxim Group LLC will act as dealer-manager for the Rights Offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will use its best efforts to solicit the exercise of Subscription Rights. We have agreed to pay the dealer-manager certain fees for acting as dealer-manager and to reimburse the dealer-manager for certain out-of-pocket expenses incurred in connection with this offering. The dealer-manager is not underwriting or placing any of the Subscription Rights or the Units, shares of common stock or base warrants being issued in this offering, and does not make any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights), Units, shares of common stock or base warrants. See "Plan of Distribution" for a discussion of the fees and expenses to be paid to the dealer-manager in connection with this Rights Offering.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 19 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.
Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to ImmunoCellular Therapeutics, Ltd.
Company Overview
ImmunoCellular Therapeutics, Ltd. is a clinical-stage biotechnology company that is developing immune-based therapies for the treatment of cancers. Immunotherapy is an emerging approach to treating cancer in which a patient’s own immune system is stimulated to target tumor antigens, which are molecular signals that the immune system uses to identify foreign bodies. While some other cancer immunotherapies only target a single cancer antigen, our technology can elicit an immune response against several antigens. Our clinical stage cancer immunotherapy programs are also distinguished by the fact that they target cancer stem cells (CSCs), which are the primary drivers of tumor growth and disease recurrence. Our most advanced product candidate, ICT-107, recently began phase 3 testing in which we anticipate randomizing approximately 542 patients at approximately 120 clinical sites in the U.S., Canada and Europe. In addition, we have a portfolio of other potential therapeutic immunotherapies using our proprietary approach to treating cancer.
ICT-107, our lead product candidate, is a dendritic cell (DC) immunotherapy for the treatment of newly diagnosed glioblastoma multiforme (GBM), the most common and lethal type of brain cancer. ICT-107 is designed to activate a patient’s immune system to target six different tumor-associated antigens. ICT-107 has completed phase 2 testing with results reported in December 2013. Additional updated results were reported in June 2014 and November 2014. In November 2015, overall survival (OS) was additionally updated and reported. The phase 2 clinical trial was designed as a double-blind, placebo-controlled (2:1 randomized), multicenter evaluation of the safety and efficacy of ICT-107 in patients with newly diagnosed GBM. From January 2011 until September 2012, 124 patients were randomized to standard of care treatment plus ICT-107 or standard of care plus placebo (i.e. control). The most recent results are summarized in Table 1.

Table 1.
Overall Survival*		Median Overall Survival - in Months
Population	Patients Randomized	Treatment Group	Placebo Group	Difference	P Value	HR Ratio
Intent to treat (ITT)	124	18.3	16.7	1.6	0.436	0.846
Per Protocol (PP) HLA-A2
MGMT Methylated	31	37.7	23.9	13.8	0.645	0.800
MGMT Unmethylated	38	15.8	11.8	4.0	0.326	0.704

Progression Free Survival*		Median Progression Free Survival - in Months
Population	Patients Randomized	Treatment Group	Placebo Group	Difference	P Value	HR Ratio
ITT	124	11.4	10.1	1.3	0.033	0.640
PP HLA-A2
MGMT Methylated	31	24.1	8.5	15.6	0.004	0.257
MGMT Unmethylated	38	10.5	6.0	4.0	0.364	0.720

* Overall survival data from October 2015; progression free survival from October 2014.

As reported in November 2015, ICT-107 treated patients had a numerical advantage in median OS of 1.6 months more than control patients in the intent-to-treat (ITT) population but the difference in survival between ICT-107 and control treated patients (the primary efficacy endpoint of the trial) did not reach statistical significance (p-value = 0.44; Hazard Ratio = 0.85). For Progression-Free Survival (PFS), an important secondary efficacy endpoint, the most updated results were reported in November 2014 when ICT-107 treated patients had a 1.3 month advantage in median PFS compared with control treated patients in the ITT population. This difference in PFS between ICT-107 and control treated patients reached statistical significance (p-value = 0.03; Hazard Ratio = 0.64). ICT-107 was generally well tolerated, with no imbalance in adverse events between the treated and control groups.
Patients in the phase 2 study were HLA-A1, A2, or dual A1/A2. HLA type refers to a person’s human leukocyte antigen status, which corresponds to a family of genes that regulate the immune system. Though the ICT-107 immunotherapy is designed for all three of these HLA types, the most benefit and best immune responses were observed in patients who were HLA-A2 positive (about 50% of the GBM population in the US and Europe). Thus, the phase 3 includes only patients who are HLA-A2 positive. We analyzed HLA-A2 positive patients according to their MGMT gene status (unmethylated or methylated) which is a known predictor of responsiveness to standard of care chemotherapy. MGMT is a gene involved with DNA repair. As the standard of care chemotherapy in GBM works by damaging DNA, an active repair mechanism diminishes or precludes benefit from chemotherapy. MGMT unmethylated tumor cells can repair DNA damage, while MGMT methylated cells cannot. While the subgroups we analyzed were small in size, and not powered to show statistical significance, the numeric advantages in favor of the ICT-107-treated patients were shown to be large and potentially clinically meaningful. Median OS for the HLA-A2 methylated MGMT per protocol (PP) population was 37.7 months for the ICT-107 patients and 23.9 months for the control group, representing a 13.8 month median OS numeric benefit for the ICT-107 treated group while not achieving statistical significance (p-value = 0.65; Hazard ratio = 0.80). Median OS for the HLA-A2 unmethylated MGMT PP population was 15.8 months for ICT-107 patients and 11.8 months for the control group, representing a 4 month median OS numeric benefit for the ICT-107 treated group while not achieving statistical significance (p-value = 0.33; Hazard Ratio = 0.70).
We decided to pursue phase 3 testing of ICT-107 in HLA-A2 patients on the basis of the updated phase 2 ICT-107 trial data, post-phase 2 discussions with U.S. and European regulators and consultation with GBM key opinion leaders. In addition to focusing only on HLA-A2 patients, we made several changes to the phase 3 protocol based on the phase 2 results and analysis.

•	An anergy test was added to patient screening. This test seeks to identify patients with a properly functioning immune system, which is an important consideration when testing an immune-based therapy.

•
More doses are included in the phase 3 protocol. Patients are dosed until they progress or run out of treatment or placebo. In the first year, after standard of care surgery and chemoradiation, patients receive four induction doses in the first month and then monthly maintenance doses thereafter. The phase 3 design now includes 15 doses in the first year if the patient does not progress compared to seven doses in the phase 2 design. The intent is to give patients the opportunity to mount an immune response to treatment.

•
An updated progression assessment is included. Progression will now be assessed using the iRANO criteria. This methodology is an update from the RANO criteria utilized in the phase 2 trial. Because dosing stops once a patient has progressed, accurate progression assessment is important for keeping patients on the trial as long as possible.

•
Monocytes will be used as the control in phase 3. In the phase 2 trial, activated dendritic cells were used as the control. These cells are potentially more immunogenic than the precursor monocyte cells.

The phase 3 design was submitted to the U.S. FDA, and we received Special Protocol Assessment (SPA) agreement in August 2015. Patient screening began in November 2015 in the U.S. We anticipate that it will take until mid-2019 to randomize approximately 542 patients and that the trial will complete by about mid-2021. The final analysis will be performed after at least 387 OS events have been observed and at least 50% of subjects with the methylated MGMT gene have died. As of December 7, 2016, we had 64 active trial sites in the U.S. and two in Canada. Furthermore, 266 patients had been screened, 34 of whom had successful manufacturing runs to produce ICT-107 and control. The first patient in the trial was treated on June 7, 2016 and 13 patients have been randomized to date. In addition, our initial clinical trial applications have been approved by regulatory authorities in the Netherlands, the U.K. and Spain, and we are in discussions with regulatory authorities in Austria, Switzerland, Germany, Italy and France.

There are currently two interim analyses to be conducted by the Independent Data Monitoring Committee (DMC). The first is a futility assessment that will occur when 30% of the required OS events have been observed. We estimate that the triggering condition for this assessment will occur approximately mid-2019. The second is an efficacy assessment that will occur when 67% of the required OS events have been observed. We estimate that the triggering condition for this assessment will occur approximately in the first quarter of 2020. The trial is being conducted in the U.S., Canada, and Europe and we are working with the major cancer cooperative groups in each region to ensure sufficient and timely access to qualifying patients.
The Company plans to submit a protocol amendment to FDA before the end of 2016 and thereafter to regulatory agencies in Canada and the European countries participating in the trial. This amendment is designed to improve the success rate and speed of randomization from the original protocol by resolving certain issues identified in the first several months of operating the trial.
In addition to ICT-107, we are also developing two other therapeutic DC immunotherapies: ICT-140 for ovarian cancer and ICT-121 for recurrent GBM. ICT-140 targets seven tumor-associated antigens expressed on ovarian cancer cells. Some of the antigens utilized in ICT-140 were also used in ICT-107. We filed an investigational new drug (IND) application for ICT-140 at the end of 2012 and the IND was allowed by the FDA in January 2013. We subsequently modified the design of the trial and amended the IND to reflect these changes in May 2013 and September 2014. These amendments were allowed by the FDA shortly after the submissions. During the interim time period, we upgraded our generalized DC immunotherapy manufacturing process to bring it to a phase 3 and commercial ready state. We plan to use this improved process to manufacture clinical supplies for the ICT-140 trial. Currently, we are postponing the initiation of this trial until we can find a partner to share expenses or until we have secured sufficient financial resources to complete the ICT-107 phase 3 program.
ICT-121 specifically targets CD133, a CSC marker that is overexpressed in a wide variety of solid tumors, including ovarian, pancreatic, and breast cancers. We began screening patients in September 2013 for a single-site phase 1 trial in recurrent GBM. Originally it was our intention to enroll 20 patients at one site. However, during 2014, we determined that enrollment could be accelerated if additional sites were added to the study. In 2015 we added five sites and made modifications in the screening criteria to facilitate enrollment. As of July 21, 2016, the trial was fully enrolled and we anticipate that initial results could be available within a year. Because this phase 1 trial is unblinded, trial endpoints can be evaluated on a preliminary basis as the trial moves toward completion. Only after the trial has completed and the data have been collected, validated, and delivered to the Company will results be final. As of December 7, 2016, ten deaths have occurred within the group of 20 enrolled patients. The current median survival is 15 months although this statistic could change as the trial continues. There is no control group in this phase 1 trial. However, this median survival time compares favorably to historical control values from other trials. In particular, the Celldex trial of Rindopepimut in recurrent glioblastoma reported a median survival of 11.6 months which was statistically better than the in-trial control group median of 9.3 months.
In September 2014, we entered into a licensing agreement with the California Institute of Technology (Caltech) for exclusive rights to novel technology for the development of stem cell immunotherapies for the treatment of cancer. The technology originated from the lab of David Baltimore, Ph.D., Nobel Laureate and President Emeritus at Caltech, and utilizes the patient’s own hematopoietic stem cells to create antigen-specific killer T cells to treat cancer. We plan to utilize this technology to expand and complement our DC-based cancer immunotherapy platform, with the goal of developing new immunotherapies that kill cancer cells in a highly directed and specific manner and that can function as monotherapies or in combination therapy approaches.
Caltech’s technology potentially addresses the challenge, and limitation, that TCR (T cell receptor) technologies have faced of generating a limited immune response and having an unknown persistence in the patient’s body. We believe that by inserting DNA that encodes T cell receptors into hematopoietic stem cells rather than into T cells, the immune response can be transformed into a durable and more potent response that could effectively treat solid tumors. This observation has been verified in animal models by investigators at Caltech and the National Cancer Institute.
The first phase in the research program for this Stem-to-T-Cell technology is to identify the genetic sequence of a TCR that will become the basis for the product development program. In September 2015, we entered into a sponsored research agreement with The University of Texas MD Anderson Cancer Center with the goal of identifying a TCR sequence. In addition, in 2015 we acquired an option from Stanford University to evaluate certain technology related to the identification of TCRs that could prove useful in supporting our Stem-to-T-Cell research efforts. We anticipate that a TCR sequence for our Stem-to-T-Cell program could be available in the first quarter of 2017.
In January of 2016, we entered into a sponsored research agreement with the University of Maryland, Baltimore (UMB). As part of this collaboration, UMB researchers are undertaking three projects to explore potential enhancements to our dendritic cell and Stem-to-T-Cell immunotherapy platforms.

Autologous cell-based therapies must be manufactured separately for each patient. As a consequence, the manufacturing costs are typically higher than other types of therapies that are not patient-specific. Our DC immunotherapy manufacturing process produces multiple doses for a patient from a single manufacturing run utilizing a single apheresis from the patient. Each manufacturing run takes three days to complete. In addition, the immunotherapy is stored frozen in liquid nitrogen making the logistics of shipping and administration to the patient easier than that for cell therapies that must be shipped fresh and administered to the patient within hours of manufacture.
While we believe that we have a promising technology portfolio of multiple clinical-stage candidates, we do not currently anticipate that we will generate any revenues from either product sales or licensing in the foreseeable future. We have financed the majority of our prior operations through the sales of securities and believe that we may access grants and awards to supplement future sales of securities. On September 18, 2015, the Company received an award in the amount of $19.9 million from the California Institute of Regenerative Medicine (CIRM) to partially fund our phase 3 trial of ICT-107. The award provides for a $4.0 million project initial payment, which was received during the fourth quarter of 2015, and up to $15.9 million in future milestone payments that are primarily dependent on patient enrollment and randomization in the ICT-107 phase 3 trial. In June 2016, the terms of the award from CIRM were amended to (i) increase the project initial payment by $1.5 million, which we received on July 18, 2016, and (ii) reduce the potential future milestone payments by a corresponding $1.5 million. The potential total amount of the award from CIRM remains at $19.9 million. Under the terms of the CIRM award, we are obligated to share future ICT-107 related revenue with CIRM. The percentage of revenue sharing is dependent on the amount of the award we receive and whether the revenue is from product sales or license fees. The maximum revenue sharing amount we may be required to pay to CIRM is equal to nine times the total amount awarded and received. We have the option to decline any and all amounts awarded by CIRM. As an alternative to revenue sharing, we have the option to convert the award to a loan, which option must be exercised on or before ten (10) business days after the FDA notifies us that it has accepted our application for marketing authorization. In the event we exercise our right to convert the award to a loan, we will be obligated to repay the loan within ten (10) business days of making such election, including interest at the rate of the three-month LIBOR rate (0.85% as of September 30, 2016) plus 25% per annum.
The estimated cost of completing the development of any of the current or potential immunotherapy candidates will require us to raise additional capital, generate additional capital from the uncertain exercise of outstanding warrants, or enter into collaboration agreements with third parties. There can be no assurances that we will be able to obtain any additional funding, or if such funding is available, that the terms will be favorable. In addition, collaborations with third parties may not be available to us and may require us to surrender rights to many of our products, which may reduce the potential share of returns in any licensed products. If we are unable to raise sufficient capital or secure collaborations with third parties, we will not be able to further develop our product candidates.
Recent Developments
We are undertaking an evaluation of strategic alternatives for our immuno-oncology research and development pipeline and technology platform, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the company or the company’s assets. We engaged Roth Capital Partners, LLC as our exclusive advisor in connection with the strategic evaluation. While we evaluate strategic alternatives, we plan to continue to advance our research and development strategies, including the execution of our phase 3 registration trial for ICT-107 in patients with newly diagnosed glioblastoma.
Company Information
We filed our original Certificate of Incorporation with the Secretary of State of Delaware on March 20, 1987 under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. in connection with our merger on January 31, 2006 with Spectral Molecular Imaging, Inc. The acquisition was accounted for as a reverse merger, with Spectral Molecular Imaging deemed to be the accounting acquirer and Optical Molecular Imaging deemed to be the legal acquirer. As such, the consolidated financial statements herein reflect the historical activity of Spectral Molecular Imaging since its inception on February 25, 2004. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd. to reflect the disposition of our Spectral Molecular Imaging subsidiary and the acquisition of our cellular-based technology from Cedars-Sinai.
Our principal executive offices are located at 23622 Calabasas Road, Suite 300, Calabasas, California 91302, and our telephone number at that address is (818) 264-2300.

SUMMARY OF THE RIGHTS OFFERING
Securities offered
 We are distributing to you, at no charge,  non-transferable Subscription Right(s) to purchase one Unit for every share of our common stock that you owned on the Record Date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares. Each Unit consists of one share of common stock and of a base warrant representing the right to purchase one share of common stock at an exercise price of $       per share.

For certain investors whose subscriptions may result in the purchaser beneficially owning more than 4.99% of our outstanding common stock, such investors may elect to receive in the Rights Offering, in lieu of shares of common stock, certain pre-funded warrants to purchase the same amount of shares of common stock. If you do not wish to exceed the ownership threshold, you may elect to receive a pre-funded warrant in lieu of any share of common stock underlying the Units for which you have subscribed. You will not be eligible to elect to receive pre-funded warrants, except to the extent that your beneficial ownership could exceed 4.99% of the shares of common stock outstanding following the consummation of the Rights Offering. Each pre-funded warrant will have an exercise price of $0.01, and the subscription price per Unit for any such electing investors will be reduced to $ (which equals the Subscription Price for the other Units sold in the Rights Offering, less the $0.01 exercise price for each pre-funded warrant). The pre-funded warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company.

Holders of our currently outstanding participating warrants will also be entitled, pursuant to the terms of such warrants, to receive Subscription Right(s) to purchase one Unit for every share of common stock as if each of such participating warrants had been exercised immediately prior to the record date for the Rights Offering.

Size of the offering	Units, each consisting of share of common stock and base warrant representing the right to purchase one share of common stock at an exercise price of $ per share.
Subscription price	$ per Unit.
Base warrants offered	Each base warrant will have an exercise price of $ per share, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date.

Pre-funded warrants offered
For certain investors whose subscriptions may result in the purchaser beneficially owning more than 4.99% of our outstanding common stock, we are also offering those purchasers whose purchase of shares of our common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, pre-funded warrants to purchase shares of our common stock. In lieu of the shares of our common stock that would result in ownership in excess of 4.99%, such purchasers are purchasing pre-funded warrants to purchase such excess shares of our common stock. Each pre-funded warrant is being sold together with the same base warrant described above to purchase of a share of common stock. Each pre-funded warrant will have an exercise price of $0.01 per share, will be immediately exercisable and will expire on the tenth anniversary of the original issuance date.

Record date	5:00 PM Eastern Time, , 2017.

Subscription right	Each Subscription Right consists of a Basic Subscription Right and an Over-Subscription Privilege.
Basic subscription right	Each Basic Subscription Right will entitle you to purchase one Unit at the Subscription Price.
Over-subscription privilege
If you exercise your Basic Subscription Rights in full, you may also choose to purchase a portion of any Units that are not purchased by our other shareholders or holders of participating warrants through the exercise of their Basic Subscription Rights. You may subscribe for additional Units pursuant to this Over-Subscription Privilege, subject to proration described elsewhere.

Expiration date	The Subscription Rights will expire at 5:00 PM Eastern Time, on , 2017. We reserve the right to extend the expiration date in our sole discretion.

Procedure for exercising subscription rights
To exercise your Subscription Rights, you must take the following steps:

If you are a record holder of our common stock or a holder of participating warrants, you must deliver payment and a properly completed Subscription Rights Statement to the Subscription Agent to be received before 5:00 PM Eastern Time, on , 2017. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your Subscription Rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 PM Eastern Time, on , 2017.

Delivery of shares and base warrants
As soon as practicable after the expiration of the Rights Offering, the Subscription Agent will arrange for the issuance of the shares of common stock and base warrants purchased pursuant to the Rights Offering. All shares and base warrants that are purchased in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares or warrants. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

Non-transferability of subscription rights	The Subscription Rights may not be sold, transferred, assigned or given away to anyone. The Subscription Rights will not be listed for trading on any stock exchange or market.
Transferability of base warrants	The base warrants will be separately transferable following their issuance and through their expiration five years from the issuance date.
No board recommendation
Our board of directors is not making a recommendation regarding your exercise of the Subscription Rights. You are urged to make your decision to invest based on your own assessment of our business and the Rights Offering. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our securities.

Directors and officers
While none of our directors or executive officers has entered into any binding commitment or agreement to exercise Subscription Rights received in the Rights Offering, our directors and executive officers have indicated interests in subscribing for up to an aggregate of $     million in the Rights Offering, subject to potential proration.

No revocation	All exercises of Subscription Rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your Subscription Rights.

Use of proceeds
We estimate that our net proceeds from this offering will be approximately $ million, excluding the proceeds, if any, from the exercise of the base warrants and assuming no sale of pre-funded warrants. We currently intend to use the net proceeds of this offering to continue enrollment in our phase 3 clinical trial of ICT-107, to complete phase 1 development of ICT-121, to continue our T cell research program and for working capital and general corporate purposes as we work to evaluate strategic alternatives for our immuno-oncology research and development pipeline and technology platform, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the company or the company’s assets. We may use a portion of the net proceeds of this offering to acquire additional technologies. See “Use of Proceeds” on page 24 of this prospectus.

Risk factors
See “Risk Factors” beginning on page 19 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Material U.S. federal income tax consequences
For U.S. federal income tax purposes, we do not believe you should recognize income or loss upon receipt or exercise of a Subscription Right. You should consult your own tax advisor as to the tax consequences of the Rights Offering in light of your particular circumstances. See "Material U.S. Federal Income Tax Consequences.

Extension and termination
Although we do not presently intend to do so, we may extend the Rights Offering for additional time in our sole discretion. Our board of directors may for any reason terminate the Rights Offering at any time before the completion of the Rights Offering.

Subscription agent	Computershare Trust Company, N.A.
Questions
If you have any questions about the Rights Offering, please contact the dealer-manager, Maxim Group LLC, at 405 Lexington Avenue, New York, New York 10174, Attention Syndicate Department, email: syndicate@maximgrp.com or telephone: (212) 895-3745.

Market symbol and trading
Our common stock is listed on the NYSE MKT under the symbol “IMUC.” We intend to apply to list the base warrants on the NYSE MKT following their issuance under the symbol “IMUCA.WS.” There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange. Without an active trading market, the liquidity of the warrants will be limited.

Dealer-manager	Maxim Group LLC
Distribution arrangements
Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will use its best efforts to solicit the exercise of Subscription Rights. We have agreed to pay the dealer-manager certain fees for acting as dealer-manager and to reimburse the dealer-manager for certain out-of-pocket expenses incurred in connection with this offering. The dealer-manager is not underwriting or placing any of the Subscription Rights or the Units, shares of common stock or base warrants being issued in this offering, and does not make any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights), Units, shares of common stock or base warrants. See "Plan of Distribution" for a discussion of the fees and expenses to be paid to the dealer-manager

The number of shares of our common stock to be outstanding after this offering as shown above is based on 3,444,859 shares outstanding as of September 30, 2016 and excludes as of that date:

•	311,001 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $41.63 per share;

•	14,800 shares of our common stock issuable upon the settlement of outstanding restricted stock units;

•
1,708,724 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $18.02 per share (without giving effect to any of the anti-dilution adjustment provisions thereof); and

•	199,197 shares of our common stock to be reserved for potential future issuance pursuant to our 2016 Equity Incentive Plan.
The number of shares of our common stock to be outstanding immediately after this offering as shown above does not include up to approximately $14.3 million of shares of our common stock that remained available for sale at September 30, 2016 under our Controlled Equity OfferingSM Sales Agreement (Sales Agreement) with Cantor Fitzgerald & Co., as agent. Between September 30, 2016 and the date of this prospectus, no shares were sold under the Sales Agreement.
On November 18, 2016, we effected a one-for-forty reverse stock split or our common stock. Upon the effectiveness of the reverse stock split (i) every forty shares of our outstanding common stock was combined into one share of common stock, (ii) the number of shares of common stock for each outstanding option or warrant to purchase common stock is exercisable was proportionately adjusted, and (iii) the exercise price of each outstanding option or warrant to purchase common stock was proportionately increased. Unless we specifically state otherwise, all of the outstanding common stock share numbers, warrants, share prices, exercise prices and share amounts have been adjusted in this prospectus, on a retroactive basis, to reflect the one-for-forty reverse stock split for all periods presented.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as filed with the SEC on November 10, 2016, which description is incorporated in this prospectus by reference in its entirety and the risks described below, as well as in any prospectus supplement hereto, and other information in this prospectus before deciding to invest in or maintain your investment in our company. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to the Rights Offering
Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.
We currently intend to use the net proceeds from this offering to continue enrollment in our phase 3 clinical trial of ICT-107, to complete phase 1 development of ICT-121, to continue our T cell research program and for working capital and general corporate purposes as we work to evaluate strategic alternatives for our immuno-oncology research and development pipeline and technology platform, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the company or the company’s assets. We may also use a portion of the net proceeds of this offering to acquire additional technologies. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.
You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.
Stockholders who do not fully exercise their Subscription Rights should expect that they will, at the completion of this offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their Basic Subscription Right and Over-Subscription Privilege. Further, the shares issuable upon the exercise of the base warrants to be issued pursuant to the Rights Offering will dilute the ownership interest of shareholders not participating in this offering or holders of base warrants issued pursuant to this offering who have not exercised them.
Since the public offering price per share of our common stock and related base warrant being offered is expected to be substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Our net tangible book value as of September 30, 2016 was approximately $11,631,413 million, or $3.38 per share. After giving effect to the assumed sale by us of shares of our common stock (and assuming no sale of pre-funded warrants) and base warrants to purchase shares of our common stock in this offering at a public offering price of $  per share of our common stock and $ per related base warrant, and assuming no sale of pre-funded warrants, if you purchase securities in this offering, you will suffer immediate and substantial dilution of $ per share in the net tangible book value of the common stock you acquire. In the event that you exercise your base warrants, you will experience additional dilution to the extent that the exercise price of the base warrants is higher than the tangible book value per share of our common stock. See the section titled “Dilution” below for a more detailed discussion of the dilution you would incur if you purchase shares of our common stock in this offering.
In addition, we have a significant number of stock options and warrants outstanding. To the extent that outstanding stock options or warrants, including the base warrants and the pre-funded warrants offered in this prospectus, have been or may be exercised or other shares issued, you may experience further dilution.
Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.
The exercise of outstanding options and warrants to acquire shares of our common stock would cause additional dilution, which could cause the price of our common stock to decline.
In the past, we have issued options and warrants to acquire shares of our common stock. At September 30, 2016, there were shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $ per share and shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $ per share, and we may issue additional options, warrants and other types of equity in the future as part of stock-based compensation, capital raising transactions, technology licenses, financings, strategic licenses or other strategic transactions. In addition, after giving effect to the assumed sale by us of shares of our common stock (and assuming no sale of pre-funded warrants) and base warrants to purchase shares of our common stock in this offering at a public offering price of $  per share of our common stock and $ per related base warrant, the average exercise price would be adjusted to $ per share as a result of exercise price protection provisions in certain warrants. To the extent these options and warrants are ultimately exercised, existing holders of our common stock would experience additional dilution which may cause the price of our common stock to decline.
Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.
Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.
A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of our common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (Securities Act).
The base warrants may not have any value.
Each base warrant sold in this offering will have an exercise price of $ per share and will expire on the fifth anniversary of the date they first become exercisable. In the event our common stock price does not exceed the exercise price of the base warrants during the period when the base warrants are exercisable, the base warrants may not have any value.
There is currently no public market for the warrants to purchase shares of our common stock being offered in this offering, and we can provide no assurance that the base warrants will meet, or continue to meet, the NYSE MKT listing requirements, which may make it difficult for you to sell your warrants.
We intend to apply to list the base warrants on the NYSE MKT following their issuance, which will occur at the closing of this offering, under the symbol “IMUC.WS.B.” However, no assurance can be given that our application will be approved. Additionally, even if the base warrants are approved for listing, they will continue to be subject to the NYSE MKT’s listing criteria, including certain price-based requirements, in order to maintain their listing. In addition, no assurance can be given that an active trading market for the base warrants will develop and continue. Without an active trading market, the liquidity of the base warrants will be limited. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange, and the liquidity of the pre-funded warrants will be limited.
This Rights Offering may cause the trading price of our common stock to decrease.
The Subscription Price, together with the number of shares of common stock we propose to issue and ultimately will issue if this Rights Offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this Rights Offering. If that occurs, you may have committed to buy shares of common stock in the Rights Offering at a price greater than the prevailing market price. We cannot predict the effect, if any, that the availability of shares for future sale represented by the base warrants issued in connection with the Rights Offering, or the ability to trade the base warrants themselves, will have on the market price of our common stock from time to time. Further, if a substantial number of Subscription Rights are exercised and the holders of the shares received upon exercise of those Subscription Rights or the related base warrants choose to sell some or all of the shares underlying the Subscription Rights or the related base warrants, the resulting sales could depress the market price of our common stock. Following the exercise of your Subscription Rights you may not be able to sell your common stock at a price equal to or greater than the Subscription Price.
Because the exercise of your Subscription Rights is not revocable, you could be committed to buying shares of common stock above the prevailing market price.
Once you exercise your Subscription Rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights. The market price of our shares of common stock may decline prior to the expiration of this offering or a Subscribing Rights holder may not be able to sell shares of common stock purchased in this offering at a price equal to or greater than the Subscription Price. Until shares of our common stock are delivered upon expiration of the Rights Offering, you will not be able to sell or transfer the shares of our common stock that you purchase in the Rights Offering. Any such delivery will occur as soon as practicable after the Rights Offering has expired, payment for the shares of common stock and related base warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected.
If we terminate this offering for any reason, we will have no obligation other than to return subscription monies as soon as practicable.
We may decide, in our sole discretion and for any reason, to cancel or terminate the Rights Offering at any time prior to the expiration date. If this offering is cancelled or terminated, we will have no obligation with respect to Subscription Rights that have been exercised except to return as soon as practicable, without interest, the subscription payments deposited with the Subscription Agent. If we terminate this offering and you have not exercised any Subscription Rights, such Subscription Rights will expire worthless.
Because we do not have any formal commitments from any of our shareholders to participate in the Rights Offering, the net proceeds we receive from the Rights Offering may be lower than we currently anticipate.
We do not have any formal commitments from any of our shareholders to participate in the Rights Offering, and we cannot assure you that any of our shareholders or warrant holders will exercise their Subscription Rights. If our shareholders or participating warrant holders subscribe for fewer shares of our common stock than we currently anticipate, the net proceeds we receive from the Rights Offering could be significantly lower than we currently expect.
The Subscription Price determined for this offering is not an indication of the fair value of our common stock.
In determining the Subscription Price, the pricing committee of our board of directors considered a number of factors, including, but not limited to, the price at which our stockholders might be willing to participate in the Rights Offering, the value of the base warrant being issued as a component of the Unit, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the Rights Offering. In conjunction with its review of these factors, our pricing committee also reviewed a range of discounts to market value represented by the subscription prices in various prior Rights Offerings by other public companies. The Subscription Price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the Subscription Price as an indication of the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the Subscription Price.
If you do not act on a timely basis and follow subscription instructions, your exercise of Subscription Rights may be rejected.
Holders of Subscription Rights who desire to purchase shares of our common stock and attached base warrants in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 PM Eastern Time, on the expiration date, unless extended. If you are a beneficial owner of shares of common stock and you wish to exercise your Subscription Rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the Subscription Agent to exercise the Subscription Rights granted in this offering that you beneficially own prior to 5:00 PM Eastern Time on the expiration date, as may be extended. We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 PM Eastern Time, on the expiration date.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this Rights Offering, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
You may not receive all of the Units for which you over-subscribe.
Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for an additional number of Units. Over-Subscription Privileges will be allocated pro rata among Rights holders who over-subscribed, based on the number of over-subscription Units to which they have subscribed. We cannot guarantee that you will receive any or the entire amount of Units for which you subscribed. If the prorated amount of Units allocated to you in connection with your Over-Subscription Privilege is less than your Over-Subscription Request, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you.
The receipt of Subscription Rights may be treated as a taxable distribution to you.
We believe the distribution of the Subscription Rights in this Rights Offering should be a non-taxable distribution to holders of shares of common stock and the participating warrants under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the "Code." Please see the discussion on the "Material U.S. Federal Income Tax Consequences" below. This position is not binding on the IRS, or the courts, however. If this Rights Offering is deemed to be part of a "disproportionate distribution" under Section 305 of the Code, your receipt of Subscription Rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the Subscription Rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of shares of common stock and each holder of a participating warrant is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this Rights Offering.
The Subscription Rights are not transferable, and there is no market for the Subscription Rights.
You may not sell, transfer, assign or give away your Subscription Rights. Because the Subscription Rights are non-transferable, there is no market or other means for you to directly realize any value associated with the Subscription Rights. You must exercise the Subscription Rights to realize any potential value from your Subscription Rights.
The dealer-manager is not underwriting, nor acting as placement agent of, the Subscription Rights or the securities underlying the Subscription Rights.
Maxim Group LLC is acting as dealer-manager for this Rights Offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will provide marketing assistance in connection with this offering. The dealer-manager is not underwriting or placing any of the Subscription Rights or the Units, shares of common stock or base warrants being issued in this offering, and does not make any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights), Units, shares of common stock or base warrants. The dealer-manager will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence by the dealer-manager. The services of the dealer-manager to us in connection with this offering cannot be construed as any assurance that this offering will be successful.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.” Examples of our forward-looking statements include:

•	our current views with respect to our business strategy, business plan and research and development activities;

•	the progress of our product development programs, including clinical testing and the timing of commencement and results thereof;

•	our projected research and development expenses;

•	our ability to fund, enroll and successfully complete the phase 3 study of ICT-107 and any of our other product candidates;

•	the potential for and timing of development and commercial success of ICT-107;

•	our ability to continue development plans for ICT-140 and ICT-121;

•	our ability to pursue strategic alternatives, including for our immuno-oncology research and development pipeline and technology platform; and

•	our ability to further develop our technologies into product candidates.
The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.
We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock or warrants means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to purchase these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS
Assuming that all Units are sold in the Rights Offering and no elections to receive pre-funded warrants are made, we estimate that our net proceeds from this offering will be approximately $ million, excluding the proceeds, if any, from the exercise of the base warrants, based on the sale of shares of our common stock and base warrants to purchase shares of our common stock in this Rights Offering at a public offering price of $ per share of common stock and $ per related base warrant, and after deducting fees and expenses payable to the dealer-manager, and after deducting other expenses payable by us and excluding any proceeds received upon exercise of any warrants issued in the Rights Offering.
We currently intend to use the net proceeds of this offering to continue enrollment in our phase 3 clinical trial of ICT-107, to complete phase 1 development of ICT-121, to continue our T cell research program and for working capital and general corporate purposes as we work to evaluate strategic alternatives for our immuno-oncology research and development pipeline and technology platform, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the company or the company’s assets. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we are not currently planning or negotiating any such transactions. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment grade, interest-bearing instruments. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

MARKET PRICE OF OUR COMMON STOCK
Market Information
Our common stock has been traded on the NYSE MKT since May 30, 2012 under the symbol “IMUC.” Our common stock previously traded on the OTC Bulletin Board over-the-counter market. The price information in the table below for periods prior to the listing of our common stock on the NYSE MKT reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Quarter Ended	High	Low
September 30, 2014	$46.40	$34.80
December 31, 2014	$41.20	$21.38
March 31, 2015	$32.81	$19.20
June 30, 2015	$21.60	$17.06
September 30, 2015	$25.40	$14.00
December 31, 2015	$21.20	$13.61
March 31, 2016	$15.03	$8.07
June 30, 2016	$13.60	$8.07
September 30, 2016	$10.60	$4.44
December 31, 2016 (through December 23, 2016)	$4.80	$2.10
The reported last sale price of our common stock on the NYSE MKT on December 23, 2016 was $2.22 per share.
Stockholders
As of September 30, 2016, there were 102 holders of record of our common stock, not including any persons who hold their stock in “street name.”

DIVIDEND POLICY
We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the board of directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

DILUTION
If you purchase securities in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering assuming no value is attributed to the base warrants, and such base warrants are accounted for and classified as equity. The net tangible book value of our common stock on September 30, 2016 was $11,631,413 million, or $3.38 per share (based upon 3,444,859 shares of our common stock outstanding). Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.
After giving effect to the assumed sale in this Rights Offering by us of  Units (consisting of shares of our common stock and base warrants to purchase shares of our common stock at a public offering price of $  per share of common stock and $ per related base warrant, assuming no sale of pre-funded warrants and after deducting dealer-manager fees and expenses and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2016 would have been $ million, or $ per share of common stock. This represents no change in net tangible book value per share to existing stockholders and an immediate dilution of $ per share to new investors purchasing shares of our common stock in this offering, attributing none of the combined public offering price to the base warrants offered hereby. The following table illustrates this per share dilution:

Subscription Price per Unit (assuming no sale of pre-funded warrants)		$
Net tangible book value per share as of September 30, 2016	$3.38
Increase per share attributable to new investors in this offering
As adjusted net tangible book value per share as of September 30, 2016 after giving effect to this offering
Dilution per share to investors participating in this offering		$
The discussion and table above assume (i) the sale by us of  shares of our common stock (and no sale of pre-funded warrants), (ii) no exercise of the base warrants or pre-funded warrants offered in this offering, and (iii) no receipt of cash upon the exercise of the base warrants or the pre-funded warrants. Upon the exercise of the base warrants and the pre-funded warrants, if any, holders of the base warrants and the pre-funded warrants will experience additional dilution.  The discussion and table above do not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the public offering price per share in this offering.
The number of shares of our outstanding common stock reflected in the discussion and table above is based on 3,444,859 shares of common stock outstanding as of September 30, 2016 and excludes, as of that date:

•	311,001 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $41.63 per share;

•	14,800 shares of our common stock issuable upon the settlement of outstanding restricted stock units;

•
1,708,724 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $18.02 per share (without giving effect to any of the anti-dilution adjustment provisions thereof); and

•	199,197 shares of our common stock to be reserved for potential future issuance pursuant to our 2016 Equity Incentive Plan.
The number of shares of our common stock to be outstanding immediately after this offering as shown above does not include up to approximately $14.3 million of shares of our common stock that remained available for sale at September 30, 2016 under our Sales Agreement with Cantor Fitzgerald & Co., as agent. Between September 30, 2016 and the date of this prospectus, no shares were sold under the Sales Agreement.

BUSINESS
Overview

ImmunoCellular Therapeutics, Ltd. is a clinical-stage biotechnology company that is developing immune-based therapies for the treatment of cancers. Immunotherapy is an emerging approach to treating cancer in which a patient’s own immune system is stimulated to target tumor antigens, which are molecular signals that the immune system uses to identify foreign bodies. While some other cancer immunotherapies target only a single cancer antigen, our technology can elicit an immune response against several antigens. Our clinical stage cancer immunotherapy programs are also distinguished by the fact that they target cancer stem cells (CSCs), which are the primary drivers of tumor growth and disease recurrence. Our most advanced product candidate, ICT-107, recently began phase 3 testing in which we anticipate randomizing approximately 542 patients at approximately 120 clinical sites in the U.S., Canada and Europe. In addition, we have a portfolio of other potential therapeutic immunotherapies using our proprietary approach to treating cancer.
ICT-107, our lead product candidate, is a dendritic cell (DC) immunotherapy for the treatment of newly diagnosed glioblastoma multiforme (GBM), the most common and lethal type of brain cancer. ICT-107 is designed to activate a patient’s immune system to target six different tumor-associated antigens. ICT-107 has completed phase 2 testing with results reported in December 2013. Additional updated results were reported in June 2014 and November 2014. In November 2015, overall survival (OS) was additionally updated and reported. The phase 2 clinical trial was designed as a double-blind, placebo-controlled (2:1 randomized), multicenter evaluation of the safety and efficacy of ICT-107 in patients with newly diagnosed GBM. From January 2011 until September 2012, 124 patients were randomized to standard of care treatment plus ICT-107 or standard of care plus placebo (i.e. control). The most recent results are summarized in Table 2.

Table 2
Overall Survival*		Median Overall Survival - in Months
Population	Patients Randomized	Treatment Group	Placebo Group	Difference	P Value	HR Ratio
Intent to treat (ITT)	124	18.3	16.7	1.6	0.436	0.846
Per Protocol (PP) HLA-A2
MGMT Methylated	31	37.7	23.9	13.8	0.645	0.800
MGMT Unmethylated	38	15.8	11.8	4.0	0.326	0.704

Progression Free Survival*		Median Progression Free Survival - in Months
Population	Patients Randomized	Treatment Group	Placebo Group	Difference	P Value	HR Ratio
ITT	124	11.4	10.1	1.3	0.033	0.640
PP HLA-A2
MGMT Methylated	31	24.1	8.5	15.6	0.004	0.257
MGMT Unmethylated	38	10.5	6.0	4.0	0.364	0.720

* Overall survival data from October 2015; progression free survival from October 2014.
As reported in November 2015, ICT-107 treated patients had a numerical advantage in median OS of 1.6 months more than control patients in the intent-to-treat (ITT) population but the difference in survival between ICT-107 and control treated patients (the primary efficacy endpoint of the trial) did not reach statistical significance (p-value = 0.44; Hazard Ratio = 0.85). For Progression-Free Survival (PFS), an important secondary efficacy endpoint, the most updated results were reported in November 2014 when ICT-107 treated patients had a 1.3 month advantage in median PFS compared with control treated patients in the ITT population. This difference in PFS between ICT-107 and control treated patients reached statistical significance (p-value = 0.03; Hazard Ratio = 0.64). ICT-107 was generally well tolerated, with no imbalance in adverse events between the treated and control groups.

Patients in the phase 2 study were HLA-A1, A2, or dual A1/A2. HLA type refers to a person’s human leukocyte antigen status which corresponds to a family of genes that regulate the immune system. Though the ICT-107 immunotherapy is designed for all three of these HLA types, the most benefit and best immune responses were observed in patients who were HLA-A2 positive (about 50% of the GBM population in the US and Europe). Thus, the phase 3 includes only patients who are HLA-A2 positive. We analyzed HLA-A2 positive patients according to their MGMT gene status (unmethylated or methylated) which is a known predictor of responsiveness to standard of care chemotherapy. MGMT is a gene involved with DNA repair. As the standard of care chemotherapy in GBM works by damaging DNA, an active repair mechanism diminishes or precludes benefit from chemotherapy. MGMT unmethylated tumor cells can repair DNA damage while MGMT methylated cells cannot. While the subgroups we analyzed were small in size, and not powered to show statistical significance, the numeric advantages in favor of the ICT-107 treated patients were shown to be large and potentially clinically meaningful. Median OS for the HLA-A2 methylated MGMT per protocol (PP) population was 37.7 months for the ICT-107 patients and 23.9 months for the control group, representing a 13.8 month median OS numeric benefit for the ICT-107 treated group while not achieving statistical significance (p-value = 0.65; Hazard ratio = 0.80). Median OS for the HLA-A2 unmethylated MGMT PP population was 15.8 months for ICT-107 patients and 11.8 months for the control group, representing a 4 month median OS numeric benefit for the ICT-107 treated group while not achieving statistical significance (p-value = 0.33; Hazard Ratio = 0.70).
We decided to pursue phase 3 testing of ICT-107 in HLA-A2 patients on the basis of the updated phase 2 ICT-107 trial data, post-phase 2 discussions with U.S. and European regulators and consultation with GBM key opinion leaders.
In addition to focusing only on HLA-A2 patients, we made several changes to the phase 3 protocol based on the phase 2 results and analysis.

•	An anergy test was added to patient screening. This test seeks to identify patients with a properly functioning immune system, which is an important consideration when testing an immune-based therapy.

•
More doses are included in the phase 3 protocol. Patients are dosed until they progress or run out of treatment or placebo. In the first year, after standard of care surgery and chemoradiation, patients receive four induction doses in the first month and then monthly maintenance doses thereafter. The phase 3 design now includes 15 doses in the first year if the patient does not progress compared to seven doses in the phase 2 design. The intent is to give patients the opportunity to mount an immune response to treatment.

•
An updated progression assessment is included. Progression will now be assessed using the iRANO criteria. This methodology is an update from the RANO criteria utilized in the phase 2 trial. Because dosing stops once a patient has progressed, accurate progression assessment is important for keeping patients on the trial as long as possible.

•
Monocytes will be used as the control in phase 3. In the phase 2 trial, activated dendritic cells were used as the control. These cells are potentially more immunogenic than the precursor monocyte cells.

The phase 3 design was submitted to the U.S. FDA and we received Special Protocol Assessment (SPA) agreement in August 2015. Patient screening began in November 2015 in the U.S. We anticipate that it will take until mid-2019 to randomize approximately 542 patients and that the trial will complete by about mid-2021. The final analysis will be performed after at least 387 OS events have been observed and at least 50% of subjects with the methylated MGMT gene have died. As of December 7, 2016, we had 64 active trial sites in the U.S. and two in Canada. Furthermore, 266 patients had been screened, 34 of whom had successful manufacturing runs to produce ICT-107 and control. The first patient in the trial was treated on June 7, 2016 and 13 patients have been randomized to date. In addition, our initial clinical trial applications have been approved by regulatory authorities in the Netherlands, the U.K. and Spain, and we are in discussions with regulatory authorities in Austria, Switzerland, Germany, Italy and France.

There are currently two interim analyses to be conducted by the Independent Data Monitoring Committee (DMC). The first is a futility assessment that will occur when 30% of the required OS events have been observed. We estimate that the triggering condition for this assessment will occur approximately mid-2019. The second is an efficacy assessment that will occur when 67% of the required OS events have been observed. We estimate that the triggering condition for this assessment will occur approximately in the first quarter of 2020. The trial is being conducted in the U.S., Canada, and Europe and we are working with the major cancer cooperative groups in each region to ensure sufficient and timely access to qualifying patients.
The Company plans to submit a protocol amendment to FDA before the end of 2016 and thereafter to regulatory agencies in Canada and the European countries participating in the trial. This amendment is designed to improve the success rate and speed of randomization from the original protocol by resolving certain issues identified in the first several months of operating the trial.

In addition to ICT-107, we are also developing two other therapeutic DC immunotherapies: ICT-140 for ovarian cancer and ICT-121 for recurrent GBM. ICT-140 targets seven tumor-associated antigens expressed on ovarian cancer cells. Some of the antigens utilized in ICT-140 were also used in ICT-107. We filed an investigational new drug (IND) application for ICT-140 at the end of 2012 and the IND was allowed by the FDA in January 2013. We subsequently modified the design of the trial and amended the IND to reflect these changes in May 2013 and September 2014. These amendments were allowed by the FDA shortly after the submissions. During the interim time period, we upgraded our generalized DC immunotherapy manufacturing process to bring it to a phase 3 and commercial ready state. We plan to use this improved process to manufacture clinical supplies for the ICT-140 trial. Currently, we are holding the initiation of this trial until we can find a partner to share expenses or until we have secured sufficient financial resources to complete the ICT-107 phase 3 program.
ICT-121 specifically targets CD133, a CSC marker that is overexpressed in a wide variety of solid tumors, including ovarian, pancreatic, and breast cancers. We began screening patients in September 2013 for a single-site phase 1 trial in recurrent GBM. Originally it was our intention to enroll 20 patients at one site. However, during 2014, we determined that enrollment could be accelerated if additional sites were added to the study. In 2015 we added five sites and made modifications in the screening criteria to facilitate enrollment. As of July 21, 2016, the trial was fully enrolled and we anticipate that initial results could be available within a year. Because this phase 1 trial is unblinded, trial endpoints can be evaluated on a preliminary basis as the trial moves toward completion. Only after the trial has completed and the data have been collected, validated, and delivered to the Company will results be final. As of December 7, 2016, ten deaths have occurred within the group of 20 enrolled patients. The current median survival is 15 months although this statistic could change as the trial continues. There is no control group in this phase 1 trial. However, this median survival time compares favorably to historical control values from other trials. In particular, the Celldex trial of Rindopepimut in recurrent glioblastoma reported a median survival of 11.6 months, which was statistically better than the in-trial control group median of 9.3 months.
In September 2014, we entered into a licensing agreement with the California Institute of Technology (Caltech) for exclusive rights to novel technology for the development of stem cell immunotherapies for the treatment of cancer. The technology originated from the labs of David Baltimore, Ph.D., Nobel Laureate and President Emeritus at Caltech, and utilizes the patient’s own hematopoietic stem cells to create antigen-specific killer T cells to treat cancer. We plan to utilize this technology to expand and complement our DC-based cancer immunotherapy platform, with the goal of developing new immunotherapies that kill cancer cells in a highly directed and specific manner and that can function as monotherapies or in combination therapy approaches.
Caltech’s technology potentially addresses the challenge, and limitation, that TCR (T cell receptor) technologies have faced of generating a limited immune response and having an unknown persistence in the patient’s body. We believe that by inserting DNA that encodes T cell receptors into hematopoietic stem cells rather than into T cells, the immune response can be transformed into a durable and more potent response that could effectively treat solid tumors. This observation has been verified in animal models by investigators at Caltech and the National Cancer Institute.
The first phase in the research program for this Stem-to-T-Cell technology is to identify the genetic sequence of a TCR that will become the basis for the product development program. In November 2015, we entered into a sponsored research agreement with The University of Texas MD Anderson Cancer Center with the goal of identifying a TCR sequence. In addition, in 2015 we acquired an option from Stanford University to evaluate certain technology related to the identification of TCRs that could prove useful in supporting our Stem-to-T-Cell research efforts. We anticipate that a TCR sequence for our Stem-to-T-Cell program could be available in the first quarter of 2017.
In January of 2016, we entered into a sponsored research agreement with the University of Maryland, Baltimore (UMB). As part of this collaboration, UMB researchers are undertaking three projects to explore potential enhancements to our dendritic cell and Stem-to-T-Cell immunotherapy platforms.

Autologous cell-based therapies must be manufactured separately for each patient. As a consequence, the manufacturing costs are typically higher than other types of therapies that are not patient specific. Our DC immunotherapy manufacturing process produces multiple doses for a patient from a single manufacturing run utilizing a single apheresis from the patient. Each manufacturing run takes three days to complete. In addition, the immunotherapy is stored frozen in liquid nitrogen making the logistics of shipping and administration to the patient easier than that for cell therapies that must be shipped fresh and administered to the patient within hours of manufacture.

While we believe that we have a promising technology portfolio of multiple clinical-stage candidates, we do not currently anticipate that we will generate any revenues from either product sales or licensing in the foreseeable future. We have financed the majority of our prior operations through the sales of securities and believe that we may access grants and awards to supplement future sales of securities. On September 18, 2015, the Company received an award in the amount of $19.9 million from the California Institute of Regenerative Medicine (CIRM) to partially fund our phase 3 trial of ICT-107. The award provides for a $4.0 million project initial payment, which was received during the fourth quarter of 2015, and up to $15.9 million in future milestone payments that are primarily dependent on patient enrollment and randomization in the ICT-107 phase 3 trial. In June 2016, the terms of the award from CIRM were amended to (i) increase the project initial payment by $1.5 million, which we received on July 18, 2016, and (ii) reduce the potential future milestone payments by a corresponding $1.5 million. The potential total amount of the award from CIRM remains at $19.9 million. Under the terms of the CIRM award, we are obligated to share future ICT-107 related revenue with CIRM. The percentage of revenue sharing is dependent on the amount of the award we receive and whether the revenue is from product sales or license fees. The maximum revenue sharing amount we may be required to pay to CIRM is equal to nine times the total amount awarded and received. We have the option to decline any and all amounts awarded by CIRM. As an alternative to revenue sharing, we have the option to convert the award to a loan, which option must be exercised on or before ten (10) business days after the FDA notifies us that it has accepted our application for marketing authorization. In the event we exercise our right to convert the award to a loan, we will be obligated to repay the loan within ten (10) business days of making such election, including interest at the rate of the three-month LIBOR rate (0.85% as of September 30, 2016) plus 25% per annum.
The estimated cost of completing the development of any of the current or potential immunotherapy candidates will require us to raise additional capital, generate additional capital from the uncertain exercise of outstanding warrants, or enter into collaboration agreements with third parties. There can be no assurances that we will be able to obtain any additional funding, or if such funding is available, that the terms will be favorable. In addition, collaborations with third parties may not be available to us and may require us to surrender rights to many of our products, which may reduce the potential share of returns in any licensed products. If we are unable to raise sufficient capital or secure collaborations with third parties, we will not be able to further develop our product candidates.
Technology and Potential Products
The table below summarizes the status of our ICT-107, ICT-121 and ICT-140 product candidates and other technologies:

PRODUCT CANDIDATE	TARGET INDICATION	STATUS
Active Immunotherapies

ICT-107 (DC-based immunotherapy targeting CSCs and cancer antigens)	Newly diagnosed GBM	Phase 3 enrolling patients

ICT-140 (DC-based immunotherapy targeting CSCs and cancer antigens)	Ovarian cancer	Phase 2 pending

ICT-121 (DC-based immunotherapy targeting CD133+ CSCs)	Recurrent GBM and other solid tumor cancers	Phase 1 in progress

Stem cell therapies for cancer	To be determined	Pre-clinical

Cancer is caused by abnormal cells that grow in an uncontrolled manner. These cells proliferate and can metastasize throughout the body causing organ failure and death. Unfortunately, conventional cancer treatments, such as surgery, radiation, and chemotherapy, have limited therapeutic benefit and significant undesirable side effects. Our goal is to develop cancer therapies that activate the body’s immune system response to fight cancer. FDA-approved cancer immunotherapies, such as sipuleucel-T and ipilimumab, have been shown to improve patient survival where conventional therapies failed.
We believe our approach of targeting multiple tumor-associated antigens, as well as CSC antigens, will enable us to develop clinically effective treatments. Cancer is a complex disease often characterized by several cellular abnormalities. We believe that targeting multiple cancer antigens not only increases the likelihood of an effective treatment, but also can prevent the tumor escape mechanisms sometimes observed with single-antigen targeted therapies.
Solid tumors commonly consist of different types of cancer cells. CSCs are a subset of cancer cells representing a small number of all cells in a tumor. They are believed to be responsible for growth and recurrence of primary and metastatic tumors. Like normal stem cells, CSCs have the ability to self-renew as well as make differentiated daughter cells. But, unlike normal stem cells, CSCs no longer have the ability to regulate their own growth. Scientists have shown that CSCs are resistant to radiation and chemotherapy. Thus, conventional therapies can eliminate most of the bulk tumor, but since the CSCs are not destroyed, the tumor can regrow after treatment. Complete eradication of the entire tumor mass requires elimination of the CSCs.
Active Immunotherapy
DCs are cells responsible for antigen processing and presentation to the immune system and play a central role in the body’s immune response. They act as first responders that initiate a T cell response to fight infections or foreign bodies. DCs do this by recognizing, processing and presenting foreign antigens to the T cells. Thus, they are powerful potentiators of acquired immunity through an effective presentation of the cancer antigens to T cells, which subsequently mediate the killing of cancer cells. The goal of DC-based immunotherapies is to (i) make use of and enhance the DC’s ability to trigger a T cell response and (ii) stimulate DCs to focus the T cell response to specifically target and destroy cancer cells.
DCs normally do not target malignant tumors, since they do not recognize the tumor as a foreign body that needs to be eliminated. Also, they are typically not present in sufficient numbers to permit an adequately potent immune response to fight cancer. DC therapy typically involves harvesting peripheral blood mononuclear cells (PBMCs) from a patient, culturing them and processing them in a laboratory to produce a sufficient number of highly potent DCs. The DCs are then cultured with tumor-associated antigens and injected back into the patient, where they can signal T cells to seek out and destroy cancer cells that express the tumor-associated antigens.
Sipuleucel-T was the first cell-based cancer immunotherapy to be approved by the FDA. This prostate cancer immunotherapy utilizes the patient’s antigen presenting cells (APCs) to target a single tumor antigen known as prostatic acid phosphatase. A randomized phase 3 trial showed that sipuleucel-T was safe and extended the median overall survival of metastatic castrate-resistant prostate cancer patients by four months.
We believe that manufacturing and logistical costs associated with sipuleucel-T have limited the drug’s commercial viability. Manufacturing is relatively inefficient as only about 25% of the final product actually consists of APCs. The APCs cannot be stored and must be administered within 18 hours. Also, patients must undergo three apheresis procedures every two weeks to harvest enough cells to manufacture three doses of sipuleucel-T.
In contrast, our DC technology avoids many of sipuleucel-T’s shortcomings. As much as 90% of our final manufacturing product is DCs, which, we believe, can stimulate a much stronger immune response than APCs. Our manufacturing process is typically able to produce about 20 doses from a single apheresis procedure. Each manufacturing run takes three days to complete. The DCs can be frozen and stored for long periods. Our phase 2 ICT-107 immunotherapies have already demonstrated stability beyond two years. Freezing the immunotherapy eliminates the need to ship the product back to patients within 18 hours. Also, DCs can be administered more conveniently by intradermal injection versus intravenous infusion for sipuleucel-T.
Product Candidates
ICT-107
The American Cancer Society (ACS) estimates that about 23,770 malignant tumors of the brain and spinal cord were diagnosed in the U.S. in 2015. GBM is the most prevalent and aggressive form of brain cancer. Over 10,000 new patients are diagnosed with GBM in the U.S. each year. Despite advances in surgery, radiation, and chemotherapy, recurrence is almost a certainty, occurring on average within 6.9 months. The median survival time for newly diagnosed GBM patients is only 14.6 months, and fewer than 10% of these patients live more than five years.
ICT-107 is a DC immunotherapy that targets six different tumor-associated antigens that are found on patients’ tumor cells; at least four of the six antigens are highly expressed on CSCs. The immunotherapy is intended to be used subsequent to conventional therapy or concomitantly with chemotherapy in patients with newly diagnosed GBM. Results from a phase 1 clinical trial at Cedars-Sinai Medical Center in Los Angeles showed that ICT-107 was well tolerated, with no significant adverse events reported. As of the last update in March of 2016, six of 16 patients with newly diagnosed GBM treated with ICT-107 continue to survive more than seven years beyond first treatment. Five of the 16 patients were disease free over five years from first treatment. The median PFS in the 16 newly diagnosed patients enrolled in the trial was 16.9 months, and median OS was 38.4 months.
In June 2010, ICT-107 for the treatment of glioblastoma or brain stem glioma was granted Orphan Drug status by the FDA, making the product candidate eligible, under certain circumstances, for marketing exclusivity and other potential benefits.

In September 2010, we entered into a Master Services Agreement (MSA) with Aptiv Solutions (formerly Averion International Corp.), a clinical research organization. Under the MSA, Aptiv Solutions provides us with clinical trial support services in connection with and over the course of our phase 2 clinical trial for ICT-107, including overseeing enrollment of patients and execution. The MSA, which may be terminated by us at any time, provides for a limit of approximately $5.0 million on the fees that we will be obligated to pay if all of the planned services are actually provided.
In January 2011, we entered into an immunotherapy production agreement with the University of Pennsylvania, which assisted us in the Good Manufacturing Practice (GMP) production of ICT-107 for the phase 2 trial. In October 2011, we entered into an agreement with Progenitor Cell Therapy, LLC to serve as a second manufacturer of ICT-107 for the phase 2 trial.
In February 2014, ICT-107 for the treatment of glioma, which includes glioblastoma multiforme, was granted Orphan Drug status by the EMA, providing us with eligibility to incentives, under certain circumstances, including a ten-year period of market exclusivity, access to a centralized review process, trial design assistance and scientific advice during product development, fee reductions, and tax incentives.
In March 2015, we entered into an immunotherapy production agreement with PharmaCell B.V. to serve as the European manufacturer of ICT-107 for the phase 3 trial. PharmaCell completed the manufacturing process technology transfer from PCT and became ready to manufacture ICT-107 for the phase 3 trial under Good Manufacturing Practices (cGMP) as of June 24, 2016.
In June 2015, we entered into an immunotherapy production agreement with PCT, LLC, a Caladrius Company, a subsidiary of Caladrius Biosciences, Inc. to serve as the North American manufacturer of ICT-107 for the phase 3 trial.
In June 2015, we entered into an MSA with Novella Clinical LLC, a clinical research organization. Under the MSA, Novella provides us with clinical trial support services in connection with and over the course of our phase 3 clinical trial for ICT-107, including overseeing enrollment of patients and execution. The MSA, which may be terminated by us at any time, provides for a limit of approximately $40.0 million on the fees that we will be obligated to pay if all of the planned services are actually provided.
In August 2015, the ICT-107 phase 3 trial design, that was submitted earlier to the U.S. FDA, received Special Protocol Assessment (SPA) agreement.
As of December 7, 2016, we had 64 active trial sites in the U.S. and two in Canada. Furthermore, 266 patients had been screened, 34 of whom had successful manufacturing runs to produce ICT-107 and placebo. The first patient in the trial was treated on June 7, 2016 and 13 patients have been randomized to date.

ICT-140
The ACS estimates that in the U.S. about 22,280 women will receive a new diagnosis of ovarian cancer and about 14,240 will die from ovarian cancer in 2016. The National Cancer Institute reports that ovarian cancer is the ninth leading cause of cancer death in the United States for women and the lifetime risk is approximately 1.4%. By contrast according to the most recent estimates 39% of women who inherit a harmful BRCA1 mutation and 11% to 17% of women who inherit a harmful BRCA2 mutation will develop ovarian cancer by age 70.
Ovarian cancer usually spreads via local shedding into the peritoneal cavity followed by implantation on the peritoneum and via local invasion of bowel and bladder. The incidence of positive nodes at primary surgery has been reported to be as much as 24% in patients with stage I disease, 50% in patients with stage II disease, 74% in patients with stage III disease and 73% in patients with stage IV disease. The five-year survival rate for all stages of ovarian cancer is approximately 44%. For cases where a diagnosis is made early in the disease, when the cancer is still confined to the primary site, the five-year survival rate is 92%. However, only 15% of all ovarian cancers are found at this early stage.
Many ovarian cancers are spontaneously invaded by T cells, and patients whose tumors have tumor-infiltrating T cells survive longer. As a result, we believe that cancer immunotherapies may improve the survival rate of patients with ovarian cancer.
ICT-140 is a DC immunotherapy that targets seven tumor-associated antigens expressed on ovarian cancer cells. Some of the antigens utilized in ICT-140 are also used in ICT-107. We filed an investigational new drug (IND) application for ICT-140 at the end of 2012 and the IND was allowed by the FDA in January 2013. We subsequently twice modified the design of the trial and amended the IND to reflect these changes in May 2013 and September 2014. These amendments were allowed by the FDA shortly after the submissions. During the interim time period, we upgraded our generalized DC immunotherapy manufacturing process to bring it to the level of phase 3 and commercial ready. We plan to use this improved process to manufacture clinical supplies for the ICT-140 trial. Currently, we are postponing the initiation of this trial until we find a partner to share expenses or until we have secured sufficient financial resources to complete the ICT-107 phase 3 program.
ICT-121
We and Cedars-Sinai Medical Center have discovered antigen peptides that can elicit a T cell immune response against CD133, a marker that is commonly present on CSCs. CD133-positive CSCs have been identified in a number of different cancers, including gliomas, colon cancer and pancreatic cancer.
ICT-121 specifically targets CD133, a CSC marker that is overexpressed in a wide variety of solid tumors, including ovarian, pancreatic, and breast cancers. We began screening patients in September 2013 for a single-site phase 1 trial in recurrent GBM. Originally it was our intention to enroll 20 patients at one site. However, during 2014, we determined that enrollment could be accelerated if additional sites were added to the study. In 2015 we added five sites and made modifications in the screening criteria to facilitate enrollment. As of July 21, 2016, the trial was fully enrolled and we anticipate that initial results could be available within a year.
Intellectual Property Agreements
Cedars-Sinai Agreements
In May 2015, we entered into an Amended and Restated Exclusive License Agreement (the Amended License Agreement) with Cedars-Sinai. Pursuant to the Amended License Agreement, we acquired an exclusive, worldwide license from Cedars-Sinai to certain patent rights and technology developed in the course of research performed at Cedars-Sinai into the diagnosis of diseases and disorders in humans and the prevention and treatment of disorders in humans utilizing cellular therapies, including DC-based immunotherapies for brain tumors and other cancers and neurodegenerative disorders. Under the Amended License Agreement, we will have exclusive rights to, among other things, develop, use, manufacture, sell and grant sublicenses to the licensed technology.
We have agreed to pay Cedars-Sinai specified milestone payments related to the development and commercialization of ICT-107, ICT-121 and ICT-140. Among other milestone payments, we will be required to pay to Cedars-Sinai specified milestone payments upon commencement of the first phase 3 clinical trial for our first product and upon first commercial sale of our first product. We paid the phase 3 start milestone to Cedars-Sinai of $100,000 in January of 2016, coincident with the start of the ICT-107 phase 3 trial. If both of these milestones are met, the required milestone payments will total $1.1 million. We will pay Cedars-Sinai single digit percentages of gross revenues from the sales of products and high-single digit to low-double digit percentages of our sublicensing income based on the licensed technology.
The Amended License Agreement will terminate on a country-by-country basis on the expiration date of the last-to-expire licensed patent right in each such country. Either party may terminate the Amended License Agreement in the event of the other party’s material breach of its obligations under the Agreement if such breach remains uncured 60 days after such party’s receipt of written notice of such breach. Cedars-Sinai may also terminate the Amended License Agreement upon 30 days’ written notice to us that a required payment by us to Cedars-Sinai under the Amended License Agreement is delinquent.
We have also entered into various sponsored research agreements with Cedars-Sinai and has paid an aggregate of approximately $1.2 million. The last agreement concluded on March 19, 2014 at an incremental cost of $126,237. As of September 30, 2016, Cedars-Sinai is not performing any research activities on behalf of the Company.
The Johns Hopkins University Licensing Agreement
In February 2012, we entered into a license agreement with The Johns Hopkins University (JHU), pursuant to which we received an exclusive, worldwide license to JHU’s rights in and to certain technology related to mesothelin-specific cancer immunotherapies. The license covers the application of this technology for all mesothelin peptide-based immunotherapies for cancer treatment and prevention, except bacteria-based, viral vector-based and nucleic acid-based immunotherapies. Unless earlier terminated, the term of the license extends in each country until the later of the expiration of the last patent related to the licensed technology in that country or ten years after the effective date of the license agreement. In order to maintain our license rights under the license agreement, we are required to meet certain diligence milestones and timelines.

Pursuant to the license agreement, we paid an upfront licensing fee in the low hundreds of thousands of dollars, payable half in cash and half in shares of common stock. We are obligated to pay milestone license fees upon completion of specified milestones totaling single digit millions of dollars if all milestones are met, customary royalties based on a low single digit percentage of net sales and sublicensing payments shared at a low double digit percentage, as well as annual minimum royalties increasing over time and ranging from low tens of thousands to low hundreds of thousands of dollars. We will also be responsible for reimbursing JHU for reasonable costs associated with the preparation, filing, maintenance and prosecution of the technology subject to the license. In September 2013, we entered into Amendment No. 1 to the license agreement that updated certain milestones. In August 2015, we entered into a Second Amendment to Exclusive License Agreement that amended certain sections of the license agreement and further updated certain milestones.
California Institute of Technology
On September 9, 2014, we entered into an Exclusive License Agreement with the California Institute of Technology (Caltech) under which we acquired exclusive rights to novel technology for the development of certain stem cell treatments that are potentially capable of producing antigen specific T cell killing of cancer cells.
Pursuant to the License Agreement, we agreed to pay a one-time license fee, a minimum annual royalty based on a low single digit percentage of net revenues and an annual maintenance fee in the low tens of thousands of dollars. In addition, we have agreed to make certain milestone payments upon completion of specified milestones.
Competition
The biopharmaceutical industry is characterized by intense competition and significant technological advancements. Many companies, research institutions, and universities are conducting research and development in a number of areas similar to those that we focus on. The development of new products could compete with and be superior to our product candidates.
Many of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources. A number of these companies may have or may develop technologies for products that could be superior to ours. We expect technological developments in the biopharmaceutical and related fields to occur at a rapid rate, and believe competition will intensify as these fields advance. Accordingly, we will be required to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We may be competing with companies that have significantly more experience in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that may compete with our product candidates or any future product candidates that we may develop. Competitors may develop or commercialize products more rapidly than we do, or that have significant advantages over products we develop. Therefore, our competitors may be more successful in commercializing their products, which could adversely affect our competitive position and business.
In addition to sipuleucel-T and ipilimumab, which have been approved for sale by the FDA, several major biopharmaceutical companies, including Genentech, Inc. (a member of the Roche Group), Amgen Inc., Merck & Co., Inc., Novartis AG, GlaxoSmithKline plc, Celgene Corporation and Bristol-Myers Squibb Company, smaller biotechnology companies, such as Oncothyreon Inc., Galena Biopharma, Inc., Agenus Inc., Bavarian Nordic A/S, Kite Pharma, Inc., Juno Therapeutics, Inc. and Immunovaccine Inc., are developing cancer immunotherapies. A number of immunotherapy companies, including Northwest Biotherapeutics, Inc., Prima Biomed Ltd and DC Prime B.V., also utilize DCs for their therapeutic cancer immunotherapies.
On December 8, 2016, Northwest Biotherapeutics publicly announced that the last 17 patients of a total target of 348 enrolled patients in their phase 3 trial in newly diagnosed glioblastoma would not be enrolled due to the Company’s inability to convince regulatory authorities to lift a hold on new patients entering the trial.
Bristol Myers Squibb has recently commenced two large phase 2 and 3 trials in newly diagnosed glioblastoma. The patient enrollment in these trials could impact the speed of the ICT-107 phase 3 enrollment.
In addition to the previously mentioned companies developing cancer immunotherapies, there are also several pharmaceutical companies, including OncoMed Pharmaceuticals, Inc., Verastem, Inc., Stemline Therapeutics, Inc. and Infinity Pharmaceuticals, Inc., that are pursuing drugs that target CSCs. Stemline is currently developing a peptide treatment, SL-701, for brain cancer.

In addition, in October 2015 Novocure received regulatory approval to market its Optune™ device in the U.S. for the treatment of newly diagnosed glioblastoma. The device delivers low-intensity, intermediate frequency, alternating electric currents to the brain. The adoption of this device could impact the speed of the ICT-107 phase 3 enrollment and its potential market should ICT-107 ultimately receive regulatory approval.
Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may directly compete with our product candidates or any future product candidates that we may develop. Governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. Domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting qualified scientific personnel.
Our competitive position will be significantly impacted by the following factors, among others:

•	our ability to obtain FDA marketing approval for our product candidates on a timely basis;

•	the level of acceptance of our products by physicians, compared to those of competing products or therapies;

•	our ability to have our products manufactured on a commercial scale;

•	the effectiveness of sales and marketing efforts on behalf of our products;

•	our ability to meet demand for our products;

•	our ability to secure insurance reimbursement for our products;

•	the price of our products relative to competing products or therapies;

•	our ability to recruit and retain appropriate management and scientific personnel; and

•	our ability to develop a commercial-scale research and development, manufacturing and marketing infrastructure, either on our own or with one or more future strategic partners.

Intellectual Property
As discussed further below, as of December 15, 2016, we had rights to or owned a portfolio of issued patents and pending patent applications that include claims that cover, or would cover if issued, antigen compositions of our DC immunotherapies, methods of use associated therewith, other related technologies, and stem cell technology.
In 2006, we licensed cancer immunotherapy technology from the Cedars-Sinai Medical Center. To date, four U.S. patents have issued, possessing expiration dates ranging from about 2027 to 2031, covering our ICT-107 product candidate, and related patent protection is pending in the U.S. and Canada. Four United States patents have also issued covering our cancer immunotherapy product candidate ICT-121, and these patents possess expiration dates from about 2027 to 2030; corresponding patent protection is pending or has issued in several foreign jurisdictions. For our ICT-140 product candidate, patent applications are pending in the U.S. and several foreign jurisdictions; any patents to issue from these applications will have an expiration date of about 2034. One or more of the U.S. patents and foreign applications, should they issue, may be entitled to an increased term due to, for example, patent term extension or additional proprietary protection through a supplementary protection certificate.
There can be no assurance that any further patents will issue in the United States or in any foreign jurisdiction relating to our ICT-107, ICT-121, or ICT-140 product candidates, or that any patent that has issued, or does issue in the future, will not be challenged, invalidated or circumvented by others.
In addition to the proprietary rights drawn to DC-based immunotherapy product candidates that we have secured from Cedars-Sinai, we have licensed rights to issued patents and pending patent applications relating to various antigens used in the immunotherapy products. There can be no assurance that any further patents will issue in the U.S. or in any foreign jurisdiction relating to these antigens, or that any patent that has issued, or does issue in the future, will not be challenged, invalidated or circumvented by others.
Dr. John Yu, a co-inventor of our cellular-based therapy technology who serves on our Board of Directors, is employed by Cedars-Sinai, which may assert that future intellectual property generated by Dr. Yu belongs to that institution rather than to us, and we may be required to seek a license from Cedars-Sinai for any such rights.
Employees
As of September 30, 2016, we had eight full-time employees and two part-time employees. In addition, we have a number of consulting agreements with individuals and groups to support clinical development, regulatory affairs, investor relations and business development. We outsource all of our drug discovery research, process development, manufacturing and clinical development to third parties with expertise in those areas.
Government Regulation
The United States and other developed countries extensively regulate the preclinical and clinical testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution of drugs and biologic products. The FDA, under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations, regulates pharmaceutical and biologic products.
To obtain approval of our product candidates from the FDA, we must, among other requirements, submit data supporting safety and efficacy, or for biologics, safety, purity and potency, for the intended indication as well as detailed information on the manufacture and composition of the product candidate. In most cases, this will require extensive laboratory tests and preclinical and clinical trials. The collection of these data, as well as the preparation of applications for review by the FDA involve significant time and expense. The FDA also may require post-marketing testing to monitor the safety and efficacy of approved products or place conditions on any approvals that could restrict the therapeutic claims and commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems at any time following initial marketing of our products.
The first stage of the FDA approval process for a new biologic or drug involves completion of preclinical studies and the submission of the results of these studies to the FDA. This data, together with proposed clinical protocols, manufacturing information, analytical data and other information submitted to the FDA, in an investigational new drug application (IND), must become effective before human clinical trials may commence. Preclinical studies generally involve FDA regulated laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product candidate.

After the IND becomes effective, a company may commence human clinical trials. However, the FDA may place the IND on clinical hold at any time, which requires that issues concerning safety of the product or trial be resolved to the FDA’s satisfaction prior to resuming activities under the IND. Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase 1 trials consist of testing of the product candidate in a small number of patients or healthy volunteers, primarily for safety at one or more doses. Phase 1 trials in cancer are often conducted with patients who are not healthy and who have end-stage or metastatic cancer. Phase 2 trials, in addition to safety, evaluate the efficacy of the product candidate in a patient population somewhat larger than phase 1 trials. Phase 3 trials typically involve additional testing for safety and clinical efficacy in an expanded population at multiple test sites. A company must submit to the FDA a clinical protocol, accompanied by the approval of the Institutional Review Boards at the institutions participating in the trials, prior to commencement of each clinical trial. Before proceeding with a phase 3 clinical trial, sponsors may seek a written agreement from the FDA regarding the design, size, and conduct of a clinical trial. This is known as a Special Protocol Assessment, or SPA. SPAs help establish up front agreement with the FDA about the adequacy of the design of a clinical trial to support a regulatory approval, but the agreement is not binding if new circumstances arise. In addition, even if an SPA remains in place and the trial meets its endpoints with statistical significance, the FDA could determine that the overall balance of risks and benefits for the product candidate is not adequate to support approval, or only justifies approval for a narrow set of clinical uses or approval with restricted distribution or other burdensome post-approval requirements or limitations.
To obtain FDA marketing authorization, a company must submit to the FDA the results of the preclinical and clinical testing, together with, among other things, detailed information on the manufacture and composition of the product candidate, in the form of a new drug application (NDA) or, in the case of a biologic, like DC-based immunotherapies for neurological disorders, a biologics license application (BLA). The FDA has sixty days after the sponsor’s submission of an NDA or BLA to file the application and begin the user fee review period. Unless an exemption applies, each BLA we submit will be required to be accompanied by a substantial user fee payment.
The amount of time taken by the FDA for approval of an NDA or BLA will depend upon a number of factors, including whether the product candidate qualifies for priority review, the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. The FDA has committed to reviewing standard BLAs in 10 months from filing and priority BLAs in six months from filing, but the actual time it takes to review any BLA that we may submit could be substantially longer.
The FDA may, during its review of an NDA or BLA, ask for additional test data that may require the conduct of additional clinical trials. If the FDA does ultimately approve the product candidate for marketing, it may require post-marketing testing to monitor the safety and effectiveness of the product. The FDA also may in some circumstances impose restrictions on the use of the product, such as a Risk Evaluation and Mitigation Strategy, or REMS, which may be difficult and expensive to administer and may require prior approval of promotional materials.
We will also be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, approval of a product candidate by the comparable regulatory authorities of foreign countries and regions must be obtained prior to the commencement of marketing the product in those countries. The approval process varies from one regulatory authority to another and the time may be longer or shorter than that required for FDA approval. In the European Union, Canada and Australia, regulatory requirements and approval processes are similar, in principle, to those in the United States.
Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with the FDA’s cGMP, which are regulations that govern the manufacture, holding and distribution of a product. Manufacturers of biologics also must comply with the FDA’s general biological product standards. Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with the good manufacturing practices regulations. We must ensure that any third-party manufacturers continue to comply with those requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing or recall or seizure of product. Adverse patient experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or market removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.
The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and Federal Trade Commission, requirements, which include, among others, standards and regulations for off-label promotion, industry sponsored scientific and educational activities, promotional activities involving the internet, and direct-to-consumer advertising. We also will be subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of hazardous materials, including chemicals and radioactive and biological materials. In addition, we will be subject to various laws and regulations governing laboratory practices and the experimental use of animals. In each of these areas, as above, the FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of product approvals, seize or recall products, and deny or withdraw approvals.
We also will be subject to federal regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal and state regulatory statutes, and may in the future be subject to other federal, state or local regulations.
We may be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.
Orphan Drug Act
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.
If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee.
A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
Legal Proceedings
We are not a party to any material legal proceedings. We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of any disputes that may arise, and we cannot predict whether any liability arising from claims and litigation will be material in relation to our financial position or results of operations.
On December 8, 2016, we signed an offer of settlement with the SEC related to an investigation principally of our former Chief Executive Officer involving conduct between November 2011 and August 2012 regarding the publication of articles without disclosing that they were paid for by us or investor relations firms hired by us. The offer of settlement provided that, without admitting or denying allegations, we would consent to the entry of an administrative order requiring that we cease and desist from any future violations of Sections 17(a) and 17(b) of the Securities Act of 1933, as amended, Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder, subject to approval by the Commissioners of the

SEC. The proposed settlement is contingent upon approval by the Commissioners of the SEC, which cannot be assured.  Based upon the offer of settlement,  we have not accrued and do not currently expect to accrue a liability related to this matter.  However, the settlement must be approved by the Commissioners of the SEC.  If the Commissioners do not approve the settlement, we may need to enter into further discussions with the SEC to resolve the investigated  matters on different terms and conditions. As a result, there can be no assurance as to the final terms of any settlement including its financial impact or any future adjustment to the financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our common stock as of November 30, 2016 (a) by each person known by us to own beneficially 5% or more of our common stock, (b) by each of our named executive officers as set forth in our proxy statement for our 2016 Annual Meeting of Stockholders and our directors and (c) by all our executive officers and directors as a group. Our calculation of the percentage of beneficial ownership prior to this offering is based on 3,459,859 shares of our common stock outstanding as of November 30, 2016. We have based our calculation of the percentage of beneficial ownership after this offering on shares of our common stock outstanding immediately after the closing of this offering, assuming no sale of pre-funded warrants and no exercise of the base warrants. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned (2)	Before Offering	After Offering
John S. Yu, M.D.	13,790(3)	*	*

Andrew Gengos	35,301(4)	1.01%	*

Anthony Gringeri, Ph.D.	15,964(5)	*	*

David Fractor	7,614(6)	*	*

Rahul Singhvi, Sc.D.	9,794(7)	*	*

Steven J. Swanson, M.D.	5,416(8)	*	*

Gary S. Titus	5,277(9)	*	*

Gregg A. Lapointe	1,292(10)	*	*

Mark A. Schlossberg	1,292(11)	*	*

All executive officers and directors as a group (9 persons)	95,740(12)	2.69%	%
_________

*	Less than 1%.

(1)	The address of each of the persons shown is c/o ImmunoCellular Therapeutics, Ltd., 23622 Calabasas Road, Suite 300, Calabasas, California 91302.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days of November 30, 2016, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(3)	Includes 13,282 shares of common stock underlying stock options that are exercisable within 60 days of November 30, 2016.

(4)	Includes 24,869 shares of common stock underlying stock options that are exercisable within 60 days of November 30, 2016 and warrants to purchase 723 shares of common stock.

(5)	Includes 10,039 shares of common stock underlying stock options that are exercisable within 60 days of November 30, 2016 and warrants to purchase 525 shares of common stock.

(6)	Includes 4,531 shares of common stock underlying stock options that are exercisable within 60 days of November 30, 2016 and warrants to purchase 291 shares of common stock.

(7)	Includes 9,419 shares of common stock underlying stock options that are exercisable within 60 days of November 30, 2016.

(8)	Includes 4,791 shares of common stock underlying stock options that are exercisable within 60 days of November 30, 2016.

(9)	Includes 4,577 shares of common stock underlying stock options that are exercisable within 60 days of November 30, 2016.

(10)	Includes 1,292 shares of common stock underlying stock options that are exercisable within 60 days of November 30, 2016.

(11)	Includes 1,292 shares of common stock underlying stock options that are exercisable within 60 days of November 30, 2016.

(12)	Includes 74,095 shares of common stock underlying stock options that are exercisable within 60 days of November 30, 2016 and warrants to purchase 1,540 shares of common stock.

DESCRIPTION OF CAPITAL STOCK
As of the date of this prospectus, our authorized capital stock consists of 25,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, $0.0001 par value. A description of material terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.
Common Stock
The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our board of directors from funds legally available therefor. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of our common stock. All shares of our common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.
On November 18, 2016, we effected a one-for-forty reverse stock split or our common stock. Upon the effectiveness of the reverse stock split (i) every forty shares of our outstanding common stock was combined into one share of common stock, (ii) the number of shares of common stock for each outstanding option or warrant to purchase common stock is exercisable was proportionately adjusted, and (iii) the exercise price of each outstanding option or warrant to purchase common stock was proportionately increased.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 1,000,000 shares preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.
Warrants
January 2012 Warrants
The following summary description of the material features of the outstanding warrants that we issued in January 2012 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Each warrant represents the right to purchase shares of our common stock at an exercise price of $56.40 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.
Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”
Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). Our obligation to issue shares of our common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of our common stock may be issued in compliance with such limitation.
Adjustment. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such warrants immediately prior to such reorganization event.
Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
October 2012 Warrants
The following summary description of the material features of the outstanding warrants that we issued in October 2012 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Each warrant represents the right to purchase shares of our common stock at an exercise price of $106.00 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.
Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.
Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”
Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of our common stock issuable upon such exercise). Our obligation to issue shares of our common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.
Adjustment. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such warrants immediately prior to such reorganization event.
Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
February 2015 Warrants
The following summary description of the material features of the outstanding warrants that we issued in February 2015 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Each warrant represents the right to purchase one share of our common stock at an exercise price of $20.00 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.
Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.
Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”
Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of our common stock issuable upon such exercise). Our obligation to issue shares of our common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.
Adjustment. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. The warrants provide for a weighted-average adjustment to the exercise price if we issue or are deemed to issue additional shares of our common stock at a price per share less than the then effective exercise price of the warrants, subject to certain exceptions. In addition, in the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of our common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase at a holder’s option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction, such holder’s warrants for cash in an amount equal to the value of the unexercised portion of such holder’s warrants, determined in accordance with the Black Scholes option pricing model as specified in the warrants.
Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
August 2016 Warrants
The following summary description of the material features of the outstanding base warrants and pre-funded that we issued in August 2016 is general and is qualified in its entirety by reference to each form of warrant, copies of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Each base warrant represents the right to purchase one share of our common stock at an exercise price of $7.68 per share. Each pre-funded warrant represents the right to purchase one share of our common stock at an exercise price of $0.40 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.
Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.
Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”
Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Limitations on Exercise. A holder (together with its affiliates) may not exercise any portion of a base warrant or pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s warrants, as applicable, up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will round down to the next whole share.
Adjustment. The exercise price of the base warrants is subject to weighted-average adjustment to the exercise price if we issue or are deemed to issue additional shares of our common stock at a price per share less than the then effective exercise price. For purposes of these adjustments, dilutive issuances do not include (i) up to $15,000,000, in the aggregate, of shares of common stock issued or issuable at an effective price per share less than the exercise price then in effect pursuant to (A) our Sales Agreement with Cantor Fitzgerald & Co. or (B) any similar agreement that may be entered into while this base warrant is outstanding, (ii) securities issued pursuant to board-approved equity incentive plans; provided, however, issuances to consultants shall not exceed 25,000 shares (to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction), in the aggregate, of common stock or common stock equivalents in any twelve month period, (iii) securities issued in certain strategic transactions, and (iv) securities issued upon the exercise of warrants outstanding prior to the issuance of the base warrants and pre-funded warrants.
Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase, at a holder’s option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction, such holder’s warrants for cash in an amount equal to the value of the unexercised portion of such holder’s warrants, determined in accordance with the Black Scholes option pricing model as specified in the warrants.
Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Anti-Takeover Provisions
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 350 Indiana Street, Suite 750, Golden, Colorado 80401. Its phone number is (303) 262-0600.
Listing on the NYSE MKT
Our common stock is listed on the NYSE MKT under the symbol “IMUC." We intend to apply to list the base warrants on the NYSE MKT following their issuance under the symbol “IMUC.WS.B.” We do not intend to apply for the listing of the pre-funded warrants on any national securities exchange. Without an active trading market, the liquidity of the warrants will be limited.

DESCRIPTION OF THE RIGHTS OFFERING
We are offering to the record holders and to holders of certain outstanding warrants who are entitled to participate in this offering pursuant to the terms of such warrants, at no charge, Subscription Rights to purchase Units at a Subscription Price of $ . Each Unit consists of (i) one share of our common stock and (ii)      of a base warrant to purchase one share of our common stock.
For certain investors whose purchase of shares of our common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, such investors may elect to purchase, in lieu of the shares of our common stock underlying the Units that would result in ownership in excess of 4.99%, pre-funded warrants to purchase shares of our common stock. The Subscription Price per Unit for any such electing investors will be reduced to $ (which equals the Subscription Price for the other Units sold in the Rights Offering, less the $ exercise price for each pre-funded warrant).
The Subscription Rights
We are distributing to the record holders and to holders of certain outstanding warrants who are entitled to participate in this offering pursuant to the terms of such warrants, at no charge, non-transferable Subscription Rights to purchase one Unit at a subscription price of $ per Unit. Each Basic Subscription Right will entitle you to purchase share of our common stock and base warrant for the purchase of one additional share of our common stock at an exercise price of $ per share, % of the per Unit price, from the date of issuance through its expiration on , 2022. Each record holder will receive Subscription Right(s) for each whole share of our common stock owned by such record holder as of the Record Date. Each holder of an outstanding participating warrant will receive Subscription Right(s) for each whole share of our common stock as if each of such participating warrants had been exercised immediately prior to the record date for the Rights Offering. Each Subscription Right entitles the record holder or holder of a participating warrant to a Basic Subscription Right and an Over-Subscription Privilege.
Basic Subscription Rights. Your Basic Subscription Rights will entitle you to purchase shares of our common stock and base warrants to purchase one share of our common stock at the exercise price described elsewhere in this prospectus. For example, if you owned 100 shares of common stock as of the Record Date, you will receive 100 Subscription Rights and will have the right to purchase shares of our common stock and base warrants to purchase shares of our common stock for $ per whole Unit, or a total payment of $ . You may exercise all or a portion of your Basic Subscription Rights, or you may choose not to exercise any of your Basic Subscription Rights. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to exercise your Over-Subscription Privilege.
Over-Subscription Privilege. If you exercise your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege. Subject to proration, if applicable, we will seek to honor the Over-Subscription Privilege requests in full. If Over-Subscription Privilege requests exceed the number of Units available, however, we will allocate the available Units pro rata among the record holders and participating warrant holders exercising the Over-Subscription Privilege in proportion to the number of shares of our common stock each of those record holders owned or the number of shares underlying participating warrants held by each of those warrant holders on the Record Date, relative to the number of shares owned or underlying participating warrants on the Record Date by all record holders and warrant holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any record holder or warrant holder receiving a greater number of Units than the record holder or warrant holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such record holder or warrant holder will be allocated only that number of Units for which the record holder or warrant holder oversubscribed, and the remaining Units will be allocated among all other record holders and warrant holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.
Computershare Trust Company, N.A., the Subscription Agent for the Rights Offering, will determine the over-subscription allocation based on the formula described above.
To the extent the aggregate subscription payment of the actual number of unsubscribed Units available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of unsubscribed Units available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable after expiration of the Rights Offering.

We can provide no assurances that you will actually be entitled to purchase the number of Units issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. We will not be able to satisfy any requests for Units pursuant to the Over-Subscription Privilege if all of our shareholders and participating warrant holders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Units are available following the exercise of Basic Subscription Rights.
Common Stock
The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.
Warrants
The following summary of certain terms and provisions of warrants that are being offered hereby, including the pre-funded warrants and the base warrants being offered together with our common stock and the pre-funded warrants, is not complete and is subject to, and qualified in its entirety by, the provisions of the base warrant and the pre-funded warrant, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. We refer in this section to the warrants offered together with our common stock and the pre-funded warrants as the base warrants, and we refer to the pre-funded warrants and the base warrants together as the Warrants. Prospective investors should carefully review the terms and provisions of the forms of warrants for a complete description of the terms and conditions of the warrants.
Duration and Exercise Price. Each base warrant offered hereby will have an exercise price of $ per share, which is equal to the last reported sale price of our common stock as of the close of the trading day immediately preceding the pricing of this offering. Each pre-funded warrant offered hereby will have an exercise price of $ per share. The base warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The pre-funded warrants will be immediately exercisable and will expire on the tenth anniversary of the original issuance date, subject to a 90-day extension if, on the expiration date, the holder's exercise in full would cause the holder to own more than the maximum percentage ownership allowed under the terms of the pre-funded warrant. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The base warrants will be issued separately from the common stock and pre-funded warrants, and all of the Warrants may be transferred separately immediately thereafter. A base warrant to purchase of a share of our common stock will be issued for every one share sold in this offering.
Exercisability. The base warrants and pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of a base warrant or pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s Warrants, as applicable, up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the Warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrant.
Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase, at a holder’s option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction, such holder’s Warrants for cash in an amount equal to the value of the unexercised portion of such holder’s Warrants, determined in accordance with the Black Scholes option pricing model as specified in the Warrants.
Transferability. Subject to applicable laws and the restriction on transfer set forth in the Warrant, the Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.
Listing. We have applied to list the base warrants on the NYSE MKT following their issuance under the symbol “IMUC.WS.B.” However, no assurance can be given that an active trading market for the base warrants will develop and continue. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange. Without an active trading market, the liquidity of the Warrants will be limited.
Right as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.
Waivers and Amendments. Subject to certain exceptions, any term of the Warrants may be amended or waived with our written consent and the written consent of the holders of at least a majority of the then-outstanding Warrants.
Limitation on the Purchase of Units
You may only purchase the number of whole Units purchasable upon exercise of the number of Basic Subscription Rights distributed to you in the Rights Offering, plus the Over-Subscription Privilege, if any. Accordingly, the number of Units that you may purchase in the Rights Offering is limited by the number of shares of our common stock you held on the Record Date or the number of shares underlying your outstanding participating warrants and by the extent to which other shareholders and participating warrant holders exercise their Basic Subscription Rights and Over-Subscription Privileges, which we cannot determine prior to completion of the Rights Offering.
Subscription Price
The Subscription Price is $ per Unit. The Subscription Price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the Subscription Price by reason of changes in the trading price of our common stock or other factor prior to the expiration of this Rights Offering.
Determination of Subscription Price
In the determining the Subscription Price, the board of directors considered a variety of factors including those listed below:

•	our need to raise capital in the near term to continue our operations;

•	the current and historical trading prices of our common stock;

•	a price that would increase the likelihood of participation in the Rights Offering;

•	the cost of capital from other sources;

•	the value of the base warrant being issued as a component of the Unit;

•
comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represents to the immediately prevailing closing prices for these offerings;

•	an analysis of stock price trading multiples for companies similar to us that, among other things, did not need to raise capital in the near-term; and

•	our most recently forecasted revenue relative to our peer group.
The Subscription Price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the Subscription Price. You should not consider the Subscription Price as an indication of actual value of our company or our common stock. You should not assume or expect that, after the Rights Offering, our shares of common stock will trade at or above the Subscription Price in any given time period. The market price of our common stock may decline during or after the Rights Offering. We cannot assure you that you will be able to sell the shares of our common stock purchased during the Rights Offering at a price equal to or greater than the

Subscription Price. You should obtain a current price quote for our common stock before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Subscription Rights are irrevocable.
No Recombination
The common stock and base warrants comprising the Units will separate upon the effectiveness of the exercise of the Subscription Rights and will be issued as separate securities, and the Units will not trade as a separate security. Holders may not recombine shares of common stock and base warrants to receive a Unit.
Non-Transferability of Subscription Rights
The Subscription Rights are non-transferable (other than by operation of law) and, therefore, you may not sell, transfer, assign or give away your Subscription Rights to anyone. The Subscription Rights will not be listed for trading on any stock exchange or market.
Expiration Date; Extension
The subscription period, during which you may exercise your Subscription Rights, expires at 5:00 PM Eastern Time, on , 2017, which is the expiration of the Rights Offering. If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the Subscription Agent receives your Subscription Rights Statement or your subscription payment after that time. We have the option to extend the Rights Offering in our sole discretion, although we do not presently intend to do so. We may extend the Rights Offering by giving oral or written notice to the Subscription Agent before the Rights Offering expires. If we elect to extend the Rights Offering, we will issue a press release announcing the extension no later than 9:00 AM Eastern Time, on the next business day after the most recently announced expiration date of the Rights Offering.
If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Subscription Rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 PM Eastern Time, on , 2017, which is the expiration date that we have established for the Rights Offering.
Termination
We may terminate the Rights Offering at any time and for any reason prior to the completion of the Rights Offering. If we terminate the Rights Offering, we will issue a press release notifying shareholders, warrant holders and the public of the termination.
Return of Funds upon Completion or Termination
The Subscription Agent will hold funds received in payment for shares in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money until the Rights Offering is completed or is terminated. To the extent you properly exercise your Over-Subscription Privilege for an amount of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the Rights Offering, without interest or penalty. If the Rights Offering is terminated for any reason, all subscription payments received by the Subscription Agent will be returned as soon as practicable, without interest or penalty.
Shares of Our Common Stock Outstanding After the Rights Offering
On November 30, 2016, 3,459,859 shares of our common stock were outstanding, along with participating warrants to purchase 1,708,724 shares of common stock. Based on the foregoing, and assuming no other transactions by us involving our common stock prior to the expiration of the Rights Offering, and that no pre-funded warrants are issued in lieu of common stock, if the Rights Offering is fully subscribed approximately shares of our common stock will be issued and outstanding and base warrants to purchase approximately                additional shares of our common stock will be outstanding (excluding the currently outstanding warrants). The exact number of shares of common stock, base warrants and pre-funded warrants that we will issue in this Rights Offering will depend on the number of Units that are subscribed for in the Rights Offering and the elections of eligible investors to receive pre-funded warrants.
Methods for Exercising Subscription Rights

The exercise of Subscription Rights is irrevocable and may not be cancelled or modified. You may exercise your Subscription Rights as follows:
Subscription by Record Holders
If you are a shareholder of record or a holder of participating warrants, the number of Units you may purchase pursuant to your Subscription Rights in indicated on the enclosed Subscription Rights Statement. You may exercise your Subscription Rights by properly completing and executing the Subscription Rights Statement and forwarding it, together with your full payment, to the Subscription Agent at the address given below under "Subscription Agent," to be received before 5:00 PM Eastern Time, on , 2017.

Subscription by Beneficial Owners
If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank, or other nominee, you will not receive a Subscription Rights Statement. Instead, we will issue Subscription Right(s) to such nominee record holder for all shares of our common stock held by such nominee at the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee.
To properly exercise your Over-Subscription Privilege, you must deliver the subscription payment related to your Over-Subscription Privilege before the Rights Offering expires. Because we will not know the total number of unsubscribed Units before the Rights Offering expires, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription payment for the maximum number of Units that you wish to purchase.
Payment Method
Payments must be made in full in U.S. currency by cashier's check or by wire transfer, and payable to "Computershare Trust Company, N.A., as Subscription Agent for ImmunoCellular Therapeutics, Ltd." You must timely pay the full subscription payment, including payment for the Over-Subscription Privilege, for the full number of Units of our common stock and base warrants you wish to acquire pursuant to the exercise of Subscription Rights by delivering a:

•	cashier's check, drawn on a U.S. bank payable to "Computershare Trust Company, N.A., as Subscription Agent for ImmunoCellular Therapeutics, Ltd."; or

•
wire transfer of immediately available funds directly to the account maintained by Computershare Trust Company, N.A., as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at Computershare Inc aaf Rights Offering L, ABA# 026009593, DDA#: 4427699320, Swiftcode: BOFAUS3N, Reference:  “IMUC RO”, for further credit to ImmunoCellular Therapeutics, Ltd., and name of the Subscription Rights holder.

You should read the instruction letter accompanying the Subscription Rights Statement carefully and strictly follow it. DO NOT SEND SUBSCRIPTION RIGHTS STATEMENTS OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Subscription Rights Statement and payment of the full subscription payment.
The method of delivery of Subscription Rights Statements and payment of the subscription payment to the Subscription Agent will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those statements and payments by registered mail, properly insured, with return receipt requested, or by overnight courier, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent before the Rights Offering expires.
Missing or Incomplete Subscription Forms or Payment
If you fail to complete and sign the Subscription Rights Statement or otherwise fail to follow the subscription procedures that apply to the exercise of your Subscription Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our Subscription Agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.
Issuance of common stock and base warrants
The shares of common stock and base warrants that are purchased in the Rights Offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares or warrants. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.
 Any pre-funded warrants that are purchased in the Rights Offering will be issued in physical form.
Subscription Agent
The Subscription Agent for the Rights Offering is Computershare Trust Company, N.A. The address to which Subscription Rights Statements and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent before the Rights Offering expires. Do not send or deliver these materials to us.
By Mail:
Computershare Trust Company, N.A.
Attn Corporate Actions
P.O. Box 43011
Providence RI 02940-3011

By Overnight Courier:
Computershare Trust Company, N.A.
Attn Corporate Actions
250 Royall Street – Suite V
Canton MA 02021
If you deliver the Subscription Rights Statements in a manner different than that described in this prospectus, we may not honor the exercise of your Subscription Rights.
Dealer-Manager
You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the dealer-manager for the Rights Offering as follows:
Maxim Group LLC
405 Lexington Avenue
New York, New York 10174
Attention Syndicate Department
Email: syndicate@maximgrp.com
Telephone: (212) 895-3745
No Fractional Shares
We will not issue fractional shares of common stock in the Rights Offering. Rights holders will only be entitled to purchase a number of Units representing a whole number of shares of common stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Any excess subscription payments received by the Subscription Agent will be returned as soon as practicable after expiration of the Rights Offering, without interest or penalty.
Similarly, no fractional shares of common stock will be issued in connection with the exercise of a base warrant or pre-funded warrant. If, upon exercise of a base warrant, the holder thereof would be entitled to receive a fractional share of common stock, upon exercise, the holder will only be entitled to receive a whole number of shares of common stock, rounded down to the nearest whole number.
Notice to Brokers and Nominees
If you are a broker, dealer, bank, or other nominee holder that holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Subscription Rights. If a beneficial owner of our common stock so instructs, you should complete the Subscription Rights Statement and submit it to the Subscription Agent with the proper subscription payment by the expiration date. You may exercise the number of Subscription Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the

Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled "Nominee Holder Certification," which is provided with your Rights Offering materials. If you did not receive this form, you should contact our Subscription Agent to request a copy.
Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your Subscription Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the Rights Offering, unless we waive them in our sole discretion. Neither we nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Statement and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.
Stockholder Rights
        You will have no rights as a holder of the shares of our common stock you purchase in the Rights Offering until shares are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the shares of our common stock purchased in the Rights Offering. Holders of base warrants issued in connection with the Rights Offering will not have rights as holders of our common stock until such base warrants are exercised and the shares of common stock underlying the base warrants are issued to the holder.
Foreign Shareholders
We will not mail this prospectus or Subscription Rights Statements to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold these Subscription Rights Statements for their account. To exercise Subscription Rights, our foreign shareholders must notify the Subscription Agent prior 5:00 PM Eastern Time, on , 2017, the third business day prior to the expiration date, of your exercise of Subscription Rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such Subscription Rights does not violate the laws of the jurisdiction in which such shareholder resides and payment by a U.S. bank in U.S. dollars before the expiration of the offer. If no notice is received by such time or the evidence presented is not satisfactory to us, the Subscription Rights represented thereby will expire.

No Revocation or Change
Once you submit the Subscription Rights Statement or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of Subscription Rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your Subscription Rights unless you are certain that you wish to purchase shares at the Subscription Price.
U.S. Federal Income Tax Treatment of Rights Distribution
For U.S. federal income tax purposes, we do not believe holders of shares of our common stock or warrants should recognize income or loss upon receipt or exercise of a Subscription Right. See "Material U.S. Federal Income Tax Consequences."
No Recommendation to Rights Holders
Our board of directors is not making a recommendation regarding your exercise of the Subscription Rights. Stockholders who exercise Subscription Rights risk investment loss on money invested. We cannot assure you that the market price of our common stock will reach or exceed the Subscription Price, and even if it does so, that it will not decline during or after the Rights Offering. We also cannot assure you that you will be able to sell shares of our common stock or base warrants purchased in the Rights Offering at a price equal to or greater than the Subscription Price. You should make your investment decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this Rights Offering. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.
Fees and Expenses
We will pay all fees charged by the Subscription Agent and by the dealer-manager. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your Subscription Rights.
Important
Do not send Subscription Rights Statements directly to us. You are responsible for choosing the payment and delivery method for your Subscription Rights Statement and you bear the risks associated with such delivery. If you choose to deliver your Subscription Rights Statement and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the expiration time.
Distribution Arrangements
Maxim Group LLC is the dealer-manager for the Rights Offering. The dealer-manager will provide marketing assistance and advice to us in connection with the Rights Offering and will use its best efforts to solicit the exercise of Subscription Rights and participation in the Over-Subscription Privilege. The dealer-manager is not underwriting or placing any of the Subscription Rights or the Units, shares of common stock or base warrants to be issued in the Rights Offering, and does not make any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights), Units, shares of common stock or base warrants. We have agreed to pay the dealer-manager certain fees and to reimburse the dealer-manager for certain out-of-pocket expenses incurred in connection with this offering. See "Plan of Distribution" for a discussion of the fees and expenses to be paid to the dealer-manager in connection with this Rights Offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the Subscription Rights acquired through the Rights Offering and the ownership and disposition of shares of our common stock and Warrants received upon exercise of the Subscription Rights, Pre-Funded Warrants or Warrants.
This summary deals only with Subscription Rights acquired through the Rights Offering, shares of our common stock, Pre-Funded Warrants and Warrants acquired upon exercise of Subscription Rights and shares of our common stock acquired upon exercise of the Pre-Funded Warrants or Warrants, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, corporations that accumulate income to avoid United States federal income tax, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, controlled foreign corporations, passive foreign investment companies, persons holding Subscription Rights, shares of our common stock, participating warrants, Pre-Funded Warrants or Warrants as part of a hedging, integrated, conversion or constructive sale transaction, a synthetic security or a straddle, or another risk reduction strategy, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired Subscription Rights, shares of our common stock, participating warrants, Pre-Funded Warrants or Warrants in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, and certain former citizens or residents of the United States. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).
The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt of Subscription Rights acquired through the Rights Offering by persons holding shares of our common stock or participating warrants, the exercise (or expiration) of the Subscription Rights, the acquisition, ownership and disposition of shares of our common stock and the acquisition, ownership and disposition (or expiration) of Pre-Funded Warrants or Warrants acquired upon exercise of the Subscription Rights that are different from those discussed below.
As used herein, a "U.S. Holder" means a beneficial owner of shares of our common stock, participating warrants, Subscription Rights, shares of our common stock, Pre-Funded Warrants and Warrants acquired upon exercise of Subscription Rights or shares of our common stock acquired upon exercise of Pre-Funded Warrants or Warrants, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person. A "Non-U.S. Holder" is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If any entity or arrangement that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes is the record owner, the U.S. federal income tax treatment of a partner (or participant in another pass-through entity) generally will depend upon the status of the person and the activities of the entity. Holders that are partnerships or other pass-through entities (and partners in such partnerships and participants in such entities) are urged to consult their own tax advisors.
        HOLDERS OF SHARES OF OUR COMMON STOCK AND PARTICIPATING WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, PRE-FUNDED WARRANTS AND WARRANTS ACQUIRED UPON EXERCISE OF SUBSCRIPTION

RIGHTS AND SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF PRE-FUNDED WARRANTS OR WARRANTS.
Tax Treatment of Pre-Funded Warrants
Although the law is not completely settled in the area, Pre-Funded Warrants will probably be treated as stock for United States federal income tax purposes. Any person that elects to receive Pre-Funded Warrants in lieu of our common stock upon the exercise of Subscription Rights should consult their own tax advisor regarding the application of the U.S. federal income tax laws to their particular situation.
Tax Consequences to U.S. Holders
Taxation of Subscription Rights
Receipt of Subscription Rights
Although the authorities governing transactions such as this Rights Offering are complex and do not specifically address the consequences of certain aspects of this Rights Offering, including the inclusion of the right to purchase Pre-Funded Warrants and Warrants in the Subscription Rights (rather than the right to purchase only shares of our common stock), the distribution of Subscription Rights to participating warrant holders and the effects of the Over-Subscription Privilege, we do not believe your receipt of Subscription Rights pursuant to the Rights Offering should be treated as a taxable distribution with respect to your existing shares of common stock or participating warrants for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a shareholder or a participating warrant holder of a right to acquire stock or warrants should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b), which include "disproportionate distributions." A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders and an increase in the proportionate interest of other shareholders in a corporation's assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock. Currently we do not intend to make any future distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock; however, there is no guarantee that we will not make such distributions in the future.
Our position regarding the tax-free treatment of the Subscription Rights distribution is not binding on the IRS or the courts. If our position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Subscription Rights is a "disproportionate distribution" or otherwise, the fair market value of the Subscription Rights would be taxable to holders of our common stock as a dividend to the extent of the holder's pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of the shareholder’s tax basis in our stock and then as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2016. Further, if our position is incorrect, the treatment of holders of participating warrants may differ from the treatment of the Subscription Rights distribution to the holders of our common stock. The participating warrant holders may be treated in a manner similar to holders of our common stock but it is possible that they may be subject to different and more adverse U.S. federal income tax consequences.
The following discussion is based upon the treatment of the Subscription Rights issuance as a non-taxable distribution with respect to your existing shares of common stock or participating warrants for U.S. federal income tax purposes.
Tax Basis in the Subscription Rights
If the fair market value of the Subscription Rights you receive is less than 15% of the fair market value of your existing shares of common stock or participating warrants (with respect to which the Subscription Rights are distributed) on the date you receive the Subscription Rights, the Subscription Rights will have a zero dollar basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock or participating warrants between those existing holdings and the Subscription Rights in proportion to the relative fair market values of the existing holdings and the Subscription Rights, each determined on the date of receipt of the Subscription Rights. If you elect to allocate basis between your existing holdings and the Subscription Rights, you must make this election on a statement included with a timely filed tax return (including extensions) for the taxable year in which you receive the Subscription Rights. The election is irrevocable.
If the fair market value of the Subscription Rights you receive is 15% or more of the fair market value of your existing shares of common stock or participating warrants on the date you receive the Subscription Rights, then you must allocate the basis in your existing holdings between those holdings and the Subscription Rights in proportion to their fair market values determined on the date you receive the Subscription Rights.

The fair market value of the Subscription Rights on the date that the Subscription Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Subscription Rights on that date. In determining the fair market value of the Subscription Rights, you should consider all relevant facts and circumstances, including any difference between the Subscription Price of the Subscription Rights and the trading price of our shares of common stock on the date that the Subscription Rights are distributed, the exercise price of the Warrants, the length of the period during which the Subscription Rights may be exercised and the fact that the Subscription Rights are non-transferable.
Exercise of Subscription Rights
        Generally, you will not recognize gain or loss upon the exercise of a Subscription Right in the Rights Offering. Your adjusted tax basis, if any, in the Subscription Right plus the Subscription Price should be allocated between the new common stock and Warrant acquired upon exercise of the Subscription Right (see the prior section entitled "Tax Basis in the Subscription Rights") in proportion to their relative fair market values on the date the Subscription Rights were distributed. The Subscription Price should be allocated between the new common stock and Warrant acquired upon exercise of the Subscription Right in proportion to their relative fair market values on the exercise date. The holding period of shares of common stock or a Warrant acquired upon exercise of a Subscription Right in the Rights Offering will begin on the date the Subscription Right is exercised.
        If you exercise a Subscription Right received in the Rights Offering after disposing of the shares of our common stock or participating warrants with respect to which such Subscription Right is received, then certain aspects of the tax treatment of the exercise of the Subscription Right are unclear, including (1) the allocation of the tax basis between the shares of common stock or participating warrants previously sold and the Subscription Right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock or participating warrants previously sold and (3) the impact of such allocation on the tax basis of the shares of our common stock and Warrants acquired upon exercise of the Subscription Right. In that case, you should consult with your own tax advisor.
Expiration of Subscription Rights
        If you allow Subscription Rights received in the Rights Offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing holdings previously allocated to the expired Subscription Rights to the existing holdings.
Taxation of Warrants
Sale, Exchange, Redemption or other Taxable Disposition of Warrants
        Upon the sale, exchange, redemption or other taxable disposition of a Warrant, in general, you will recognize taxable gain or loss measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the Warrant as determined pursuant to the rules discussed above. Your gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, your holding period for the Warrant is more than one year. The deductibility of capital losses is subject to limitations.
Exercise of Warrants
        Upon the exercise of a Warrant by paying the exercise price in cash, in general, you will not recognize gain or loss for U.S. federal income tax purposes, except to the extent you receive a cash payment for any such fractional share that would otherwise have been issuable upon exercise of the Warrant. Your initial tax basis in common stock received will equal your adjusted tax basis in the Warrant exercised (as determined pursuant to the rules discussed above), increased by the amount of cash paid to exercise the Warrant and decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issuable upon exercise of the Warrant. Your holding period for the shares of our common stock received on exercise generally will commence on the day of exercise.
        In certain circumstances, namely during any period when a registration statement for the exercise of the Warrants is not in effect, the Warrants will be exercisable on a cashless basis. The tax consequences of a cashless exercise are not clear and could differ from the consequences described above, including the possibility that a cashless exercise could be a taxable event. You should consult your own tax advisor regarding the tax consequences of a cashless exercise of a Warrant.
Expiration of Warrants

        If you allow a Warrant to expire, you will generally recognize a loss for U.S. federal income tax purposes equal to your adjusted tax basis in the Warrant. In general, such a loss will be a capital loss and will be a short-term or long-term capital loss depending on your holding period for the Warrant.
Certain Adjustments to the Warrants
        Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to you if, and to the extent that, such adjustment has the effect of increasing your proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading "Taxation of Common Stock—Distributions" below.
Taxation of Common Stock
Distributions
        Distributions with respect to shares of our common stock acquired upon exercise of Subscription Rights or upon exercise of Warrants will be taxable as dividend income when the distribution is actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.
 Dividend income received by certain non-corporate U.S. Holders with respect to shares of our common stock generally will be "qualified dividends" subject to preferential rates of U.S. federal income tax, provided that the U.S. Holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in your shares of our common stock and thereafter as capital gain.
Dispositions
If you sell or otherwise dispose of shares of common stock acquired upon exercise of Subscription Rights or upon exercise of Warrants in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. The capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
You may be subject to information reporting and/or backup withholding with respect to the gross proceeds from the disposition of Warrants, or of shares of our common stock acquired through the exercise of Subscription Rights or through the exercise of Warrants, or from dividend payments. Backup withholding (currently at the rate of 28%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person for U.S. federal income tax purposes on IRS Form W-9 . Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons , including corporations and certain financial institutions, that demonstrate this fact, if requested, are exempt from information reporting and backup withholding. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Tax Consequences to Non-U.S. Holders
Taxation of the Subscription Rights
Receipt, Exercise and Expiration of the Subscription Rights

The discussion assumes that the receipt of Subscription Rights will be treated as a non-taxable distribution. See "Tax Consequences to U.S. Holders—Taxation of Subscription Rights—Receipt of Subscription Rights" above.
Exercise and Expiration of Warrants and Certain Adjustments to Warrants
Exercise of Warrants
In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant, except to the extent the Non-U.S. Holder receives a cash payment for any such fractional share that would otherwise have been issuable upon exercise of the Warrant, which will be treated as a sale subject to the rules described under "Sale or Other Disposition of Common Stock or Warrants" below.
Expiration of Warrants
In general, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. Holder's U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if an income tax treaty so provides, is attributable to a permanent establishment in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to the Warrants
Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder's proportionate interest in our "earnings and profits" or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading "—Taxation of Distributions on Common Stock" below.
Taxation of Distributions on Common Stock
Any distributions of cash or property (including any adjustments to the Warrants described in the immediately preceding paragraph) made with respect to our common stock generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty). In order to obtain a reduced withholding tax rate, if applicable, you will be required to provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying your entitlement to benefits under a treaty. In addition, you will not be subject to withholding tax if you provide an IRS Form W-8ECI certifying that the distributions are effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment within the United States); instead, you generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons. If you are a corporation, a "branch profits tax" of 30% (or a lower rate prescribed by an applicable income tax treaty) also may apply to such effectively connected income. Withholding on cash dividends is straightforward. If withholding is required on a property distribution, the withholding requirement must be satisfied in cash. If that is required, we will seek to make arrangements with you to arrange for satisfaction of the required withholding.  Non-U.S. Holders may be required to periodically update their IRS Forms W-8.
Any distribution will also be subject to the discussion below under the heading "FATCA."
Sale or Other Disposition of Our Common Stock or Warrants
Subject to the discussion below regarding backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of shares of our common stock or Warrants unless:

•
the gain is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment in the United States);

•
you are an individual, you hold your Subscription Rights, shares of common stock or Warrants as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met (in which case you will be subject to a 30% tax, or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by your U.S.-source capital losses, if any); or

•	we are or have been a "United States real property holding corporation," or USRPHC, for U.S. federal income tax purposes unless an exception for 5% or less shareholders applies.
Gain that is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, a "branch profits tax" of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.
A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. We believe that we are not currently, and have not been within the relevant testing period, a USRPHC. However, no assurance can be given that we will not become a USRPHC in the future. If we are a USRPHC or become a USRPHC in the future, a Non-U.S. Holder may still not be subject to U.S. federal income tax on a sale or other disposition if an exception for 5% or less shareholders applies. You are urged to consult your own tax advisor regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and with respect to the exception for 5% or less shareholders.
Information Reporting and Backup Withholding
Distributions on our common stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. If you comply with certification procedures to establish that you are not a United States person, additional information reporting and backup withholding should not generally apply to distributions on our common stock and information reporting and backup withholding should not generally apply to the proceeds from a sale or other disposition of Warrants or shares of our common stock. Generally, a Non-U.S. Holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, (or other applicable IRS Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. The amount of any backup withholding will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. See “Taxation of Dividends on Common Stock” above for possibility of need to withhold on non-cash dividend.
FATCA
Payments of dividends on our common stock to a Non-U.S. Holder will be subject to a 30% withholding tax if the Non-U.S. Holder fails to provide the withholding agent with documentation sufficient to show that it is compliant with FATCA. Generally such documentation is provided on an executed and properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If dividends are subject to the 30% withholding tax under FATCA, they will not be subject to the 30% withholding tax described above under "Tax Consequences to Non-U.S. Holders—Taxation of Distributions on Common Stock." Starting in 2019, payments of the gross proceeds from a sale or exchange of our common stock or other securities may also be subject to FATCA withholding absent proof of FATCA compliance prior to January 1, 2019. See “Taxation of Dividends on Common Stock” above for possibility of need to withhold on non-cash dividend.
THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SUBSCRIPTION RIGHTS, SHARES OF OUR COMMON STOCK AND PARTICIPATING WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, PRE-FUNDED WARRANTS AND WARRANTS ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF PRE-FUNDED WARRANTS OR WARRANTS.

PLAN OF DISTRIBUTION
On or about , 2017, we will distribute the Subscription Rights, Subscription Rights Statements and copies of this prospectus to the holders of our common stock and participating warrants on the Record Date. Subscription Rights holders who wish to exercise their Subscription Rights and purchase Units must complete the Subscription Rights Statement and return it with payment for the shares to the Subscription Agent at the following address:

By Mail:
Computershare Trust Company, N.A.
Attn Corporate Actions
P.O. Box 43011
Providence RI 02940-3011

By Overnight Courier:
Computershare Trust Company, N.A.
Attn Corporate Actions
250 Royall Street – Suite V
Canton MA 02021
See “Description of the Rights Offering—Methods for Exercising Subscription Rights."
If you have any questions, you should contact the dealer-manager for the Rights Offering:
Maxim Group LLC
405 Lexington Avenue
New York, New York 10174
Attention Syndicate Department
Email: syndicate@maximgrp.com
Telephone: (212) 895-3745
Other than as described in this prospectus, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.
Maxim Group LLC is the dealer-manager of this Rights Offering. We and Maxim may introduce one or more co-dealer-managers and one or more financial advisors to assist in the Rights Offering. In any such event, Maxim Group LLC will be the lead dealer-manager. In such capacity, the dealer-manager will provide marketing assistance and advice to us in connection with this offering and will solicit the exercise of Subscription Rights and participation in the Over-Subscription Privilege. The dealer-manager is not underwriting or placing any of the Subscription Rights or the Units, shares of common stock, base warrants or pre-funded warrants being issued in this offering, and does not make any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights), Units, shares of common stock, base warrants or pre-funded warrants.
In connection with this Rights Offering, we have agreed to pay to the dealer-manager a cash fee equal to 7.0% of the dollar amount of the Units sold to holders of subscription rights, excluding any Units sold to our directors, officers or their affiliates. We will provide to the dealer-manager upon completion of the Rights Offering a non-accountable expense allowance of $60,000, or, if the Rights Offering is not completed, up to $35,000 in accountable out-of-pocket expenses. We advanced $30,000 against out-of-pocket accountable expenses to Maxim Group LLC upon its engagement as a dealer-manager. Maxim Group LLC will reimburse to us any portion of the advance not used for actual out-of-pocket expenses if the Rights Offering is not completed; Maxim will retain the advance as part of its non-accountable expense allowance if the Rights Offering is completed.
In the event that this Rights Offering generates aggregate net proceeds of at least $10 million, Maxim Group LLC will be entitled to a right of first refusal for a period of six (6) months from the date of commencement of sales pursuant to this prospectus to act as lead managing underwriter and sole book runner for any and all of our future U.S. underwritten public equity or convertible debt offerings. If this Rights Offering generates aggregate net proceeds of at least $15 million, such right of first refusal will run for a period of twelve (12) months from the date of commencement of sales pursuant to this prospectus.
From the Record Date until 90 days after the closing of the Rights Offering, we, our officers, directors and certain of our stockholders have agreed, subject to limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of Maxim Group LLC. These lockup agreements do not apply to shares that may be sold by our officers and directors pursuant to trading plans established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, that are in place as of the date of this prospectus. Additionally, after 60 days following the date of this prospectus, the foregoing restrictions will not apply to shares that may be sold by us pursuant to our Sales Agreement with Cantor Fitzgerald & Co., as agent.
We have also agreed to indemnify the dealer-manager and its respective affiliates against certain liabilities arising under the Securities Act. The dealer-manager's participation in this offering is subject to customary conditions contained in the dealer-manager agreement, including the receipt by the dealer-manager of an opinion of our counsel. The dealer-manager and its affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

Maxim Group LLC is a broker-dealer and member of the Financial Industry Regulatory Authority, Inc. The principal business address of Maxim Group LLC is 405 Lexington Avenue, New York, New York 10174.

LEGAL MATTERS
Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of our common stock and warrants offered hereby. The dealer-manager is being represented by Ellenoff Grossman & Schole LLP of New York, New York in connection with the offering.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, as set forth in their report dated March 30, 2016, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the common stock and warrants offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the filed exhibits may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35560), excluding any portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

•
our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 30, 2016, including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A, filed on April 28, 2016;

•
Our Quarterly Reports on Form 10-Q for the period ended March 31, 2016 filed with the SEC on May 13, 2016, for the period ended June 30, 2016 filed with the SEC on August 22, 2016 and for the period ended September 30, 2016 filed with the SEC on November 10, 2016; and

•	our Current Reports on Form 8-K filed with the SEC on March 2, 2016, June 21, 2016, September 1, 2016, September 16, 2016, November 18, 2016 and December 14, 2016.
Information in the documents referred to above that are incorporated by reference in this prospectus that were filed prior to the one-for-forty reverse stock split effective November 18, 2016 do not reflect the effects of such reverse stock split. Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information.

Subscription Rights to Purchase Up to Units
Consisting of an Aggregate of Up to Shares of Common Stock,
Pre-Funded Warrants to Purchase Shares of Common Stock
and Base Warrants to Purchase Shares of Common Stock
at a Subscription Price of $ Per Unit

Prospectus

Maxim Group LLC

             , 2017

1

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee and FINRA fee, are estimates.

SEC registration fee		$2,318
FINRA filing fee		3,500
NYSE MKT listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and related expenses		*
Miscellaneous		*
Total	$	*

*    To be completed by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our amended and restated certificate of incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. The rights accruing to any person under our amended and restated certificate of incorporation and our amended and restated bylaws do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our amended and restated certificate of incorporation and our amended and restated bylaws.
We have entered into an indemnity agreement with each of our directors. In our employment agreements with Andrew Gengos and Anthony Gringeri, we agreed to indemnify each of these officers for all claims arising out of performance of his duties, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct.
Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
The dealer-manager agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the dealer-manager of us and our directors and officers for certain liabilities under the Securities Act, or otherwise.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES
None.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits.
The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.
(b) Financial Statement Schedules.
Financial statement schedules have been omitted, as the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto appearing in the prospectus made part of this registration statement.

ITEM 17.    UNDERTAKINGS
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in Calabasas, California, on December 27, 2016.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Anthony Gringeri, Ph.D.
Anthony Gringeri, Ph.D. President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Gringeri and David Fractor, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any Registration Statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Anthony Gringeri, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	December 27, 2016
Anthony Gringeri, Ph.D.

/s/ David Fractor	Vice President, Finance and Principal Accounting Officer (Principal Financial and Accounting Officer)	December 27, 2016
David Fractor
/s/ Andrew W. Gengos		December 27, 2016
Andrew W. Gengos	Director

/s/ Gregg A. Lapointe	Director	December 27, 2016
Gregg A. Lapointe

/s/ Rahul Singhvi, Sc.D.	Director	December 27, 2016
Rahul Singhvi, Sc.D.

/s/ Mark A. Schlossberg	Director	December 27, 2016
Mark A. Schlossberg

/s/ Gary S. Titus	Director	December 27, 2016
Gary S. Titus

/s/ John S. Yu, M.D.	Director	December 27, 2016
John S. Yu, M.D.

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EXHIBIT INDEX

Exhibit	Description	Incorporation by Reference				Filed Herewith
		Form	SEC File No.	Exhibit	Filing Date
1.1*	Form of Dealer-Manager Agreement
2.1	Agreement and Plan of Reorganization dated as of May 5, 2005, as amended, among Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006	8-K	033-17624-NY	2.1	1/26/2006
3.1	Amended and Restated Certificate of Incorporation	8-K	001-35560	3.1	9/24/2013
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	001-35560	3.1	11/19/2015
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	001-35560	3.1	11/18/2016
3.4	Amended and Restated Bylaws	S-8	333-171652	3.1	1/11/2011
3.5	Amendment to the Amended and Restated Bylaws	8-K	001-35560	3.1	5/25/2012
4.1	Form of Common Stock Certificate of the Registrant	SB-2	333-140598	4.1	2/12/2007
4.2	Form of Warrant to Purchase Common Stock, originally issued in February 2011	8-K	033-17264-NY	4.1	2/25/2011
4.3	Form of Warrant to Purchase Common Stock, originally issued in January 2012	8-K	033-17264-NY	4.1	1/10/2012
4.4	Form of Warrant to Purchase Common Stock, originally issued in October 2012	8-K	001-35560	10.1	10/19/2012
4.5	Form of Warrant to Purchase Common Stock, originally issued in February 2015	10-Q	001-35560	4.1	5/11/2015
4.6	Form of Base Warrant to Purchase Common Stock, originally issued in August 2016	S-1/A	333-211763	4.8	8/4/2016
4.7	Form of Pre-Funded Warrant to Purchase Common Stock, originally issued in August 2016	S-1/A	333-211763	4.9	8/4/2016
4.8*	Form of Base Warrant to Purchase Common Stock
4.9*	Form of Pre-Funded Warrant to Purchase Common Stock
5.1*	Opinion of Cooley LLP
10.1	Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	11/14/2011
10.2	Form of Non-Qualified Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	S-8	333-147278	4.5	11/9/2007
10.3	Form of Incentive Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	S-8	333-147278	4.6	11/9/2007
10.4†	Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.1	11/22/2006
10.5†	First Amendment to Exclusive License Agreement dated as of June 16, 2008, between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.2	08/14/2008

5

10.6	Stock Purchase Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.3	11/22/2006
10.7	Registration Rights Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.4	11/22/2006
10.8	Securities Purchase Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.5	11/22/2006
10.9	Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.2	11/22/2006
10.10	Nonqualified Stock Option Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.6	11/22/2006
10.11	Registration Rights Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.7	11/22/2006
10.12	Agreement dated as of February 14, 2008 between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd.	10KSB	033-17264-NY	10.20	03/25/2008
10.13	Registration Rights Agreement dated as of April 14, 2008, between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd.	S-1	333-150277	10.24	04/16/2008
10.14	Agreement dated as of August 1, 2008 between Dr. Cohava Gelber and ImmunoCellular Therapeutics, Ltd.	10-K	001-35560	10.1	03/30/2009
10.15	Second Amendment dated August 1, 2009 to Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.1	11/13/2009
10.16	Preferred Stock Purchase Agreement dated as of December 3, 2009 between ImmunoCellular Therapeutics, Ltd. and Socius Capital Group, LLC d/b/a Socius Life Sciences Capital Group, LLC	8-K	033-17264-NY	10.1	12/03/2009
10.17	Agreement dated March 1, 2010 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.36	03/31/2010
10.18	Securities Purchase Agreement dated March 11, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.6	05/181/2010
10.19	Form of Registration Rights Agreement dated as of March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd.	S-1/A	333-150277	10.27	05/12/2010
10.20	Modification Agreement dated May 2, 2010 among Socius CG II, Ltd., Socius Life Sciences Capital Group, LLC and ImmunoCellular Therapeutics, Ltd.	S-1/A	333-150277	10.33	05/12/2010
10.21	Third Amendment dated March 26, 2010 to Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	S-1/A	333-150277	10.35	05/12/2010
10.22	Securities Purchase Agreement dated May 12, 2010 between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.11	05/18/2010

6

10.23	Form of Registration Rights Agreement between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.12	05/18/2010
10.24	Purchase Agreement, dated as of February 22, 2011, by and between the ImmunoCellular Therapeutics, Ltd. and each investor named therein	10-Q	001-35560	10.1	5/11/2015
10.25	Registration Rights Agreement, dated as of February 22, 2011, by and among ImmunoCellular Therapeutics, Ltd. and the investors named therein	8-K	033-17264-NY	10.2	02/25/2011
10.26†	Exclusive Sublicense Agreement dated May 28, 2010 between Targepeutics, Inc. and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.48	03/31/2011
10.27†	Sponsored Research and Vaccine Production Agreement dated January 1, 2011 between The Trustees of the University of Pennsylvania and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.49	03/31/2011
10.28	Placement agent agreement dated March 30, 2010 between Gilford Securities Incorporated and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.50	03/31/2011
10.29	Placement agent agreement dated April 7, 2010 between Scarsdale Equities LLC and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.51	03/31/2011
10.30	Consulting Agreement dated October 1, 2010 between JFS Investments and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.52	03/31/2011
10.31	Advisory services agreement dated October 1, 2010 between Garden State Securities Inc. and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.53	03/31/2011
10.32	Co-placement Agents Agreement dated January 31, 2011 among Summer Street Research Partners, Dawson James Securities, Inc. and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.54	03/31/2011
10.33	Agreement dated as of March 13, 2011 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.4	08/18/2011
10.34†	Patent License Agreement, effective February 10, 2012, among The Trustees of the University of Pennsylvania and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.50	03/21/2012
10.35†	Exclusive License Agreement, effective February 16, 2012, between the Johns Hopkins University and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.51	03/21/2012
10.36	Office Lease dated July 1, 2012 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	08/14/2012
10.37	Employment Agreement dated December 3, 2012 between Andrew Gengos and ImmunoCellular Therapeutics, Ltd.	10-K	001-35560	10.54	03/11/2013
10.38	Form of Stock Option Grant Notice for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-K	001-35560	10.55	03/11/2013
10.39	Controlled Equity OfferingSM Sales Agreement dated April 18, 2013 between ImmunoCellular Therapeutics, Ltd. and Cantor Fitzgerald & Co.	8-K	001-35560	10.1	04/18/2013
10.40	Form of Indemnity Agreement between ImmunoCellular Therapeutics, Ltd. and each of its directors and executive officers	10-Q	001-35560	10.1	05/10/2013

7

10.41	Office Lease dated May 13, 2013 between Calabasas/Sorrento Square, LLC and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	08/08/2013
10.42	Master Services Agreement dated September 1, 2010 between Averion International Corp. and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.2	08/08/2013
10.43	Employment Agreement dated August 19, 2013 between Anthony Gringeri and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	11/07/2013
10.44†	Amendment No. 1 to the Exclusive License Agreement between the Johns Hopkins University and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.2	11/07/2013
10.45	Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.3	11/07/2013
10.46	Amendment No. 1 to Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.4	11/07/2013
10.47	Form of Stock Option Grant Notice for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.5	11/07/2013
10.48	Master Services Agreement dated February 19, 2014 between Aptiv Solutions, Inc. and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10	03/14/2014
10.49	Employment Agreement dated January 30, 2015 between Steven J. Swanson and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	5/11/2015
10.50†	Agreement for GMP Manufacturing of ICT-107 dated March 13, 2015 between PharmaCell B.V. and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.2	5/11/2015
10.51†	Amended & Restated Exclusive License Agreement dated May 13, 2015 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.2	8/7/2015
10.52	Form of Restricted Stock Unit Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	8/7/2015
10.53†	Services Agreement dated June 11, 20015 between ImmunoCellular Therapeutics, Ltd. and PCT, LLC, a Caladrius Company	10-Q	001-35560	10.3	8/7/2015
10.54†	Second Amendment to Exclusive License Agreement dated August 7, 2015 between ImmunoCellular Therapeutics, Ltd. and Johns Hopkins University	10-Q	001-35560	10.1	11/9/2015
10.55	Employment Agreement dated September 15, 2015 between David Fractor and ImmunoCellular Therapeutics. Ltd.	10-Q	001-35560	10.2	11/9/2015
10.56	Independent Contractor Services Agreement effective as of October 1, 2015 between John Yu and ImmunoCellular Therapeutics, Ltd.	10-K	001-35560	10.57	3/30/2016
10.57	Amended and Restated Independent Contractor Services Agreement dated February 1, 2016 between John Yu and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	5/13/2016
10.58	2016 Equity Incentive Plan	S-1/A	333-211763	10.59	7/11/2016
10.59	Forms of Stock Option Agreement, Notice of Grant of Stock Option, Restricted Stock Unit Grant Notice and Restricted Stock Award Grant Notice under the 2016 Equity Incentive Plan	S-1/A	333-211763	10.60	7/11/2016
10.60	Non-Employee Director Compensation Plan	S-1/A	333-211763	10.61	7/11/2016

8

10.61	First Amendment to Lease Extending Term executed on May 18, 2016 between Calabasas/Sorrento Square, LLC and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	8/22/2016
10.62	Amendment to Employment Agreement dated September 13, 2016 between David Fractor and ImmunoCellular Therapeutics. Ltd.	10-Q	001-35560	10.1	11/10/2016
23.1	Consent of Marcum LLP, independent registered public accounting firm					X
23.2*	Consent of Cooley LLP (See Exhibit 5.1)
24.1	Power of Attorney

_______________________________________________________________________________________________

*	To be filed by amendment.

†
Confidential treatment has been granted with respect to certain portions of this exhibit by the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed with the Securities and Exchange Commission.

9